Exhibit 2.3

SECURITIES PURCHASE AGREEMENT

by and among

ARCOSA MS2, LLC, as BUYER,

ARCOSA MATERIALS, INC., as BUYER GUARANTOR
solely for the purposes of Section 11.19,
and

THE COMPANIES, SELLERS AND SELLERS’ REPRESENTATIVE
IDENTIFIED HEREIN
Dated as of December 12, 2019

TABLE OF CONTENTS
Page

ARTICLE I CERTAIN DEFINITIONS	1
1.1 Definitions	1
1.2 Additional Definitions	11
1.3 Other Definitional Provisions	12

ARTICLE II PURCHASE AND SALE OF THE SECURITIES	13
2.1 Basic Transaction	13
2.2 Closing Transactions	13
2.3 Closing Cash Proceeds Adjustment; Inventory Count	15
2.4 Withholding Rights	18

ARTICLE III CONDITIONS TO CLOSING	19
3.1 Conditions to the Obligations of the Buyer, the Sellers and the Companies	19
3.2 Conditions to the Obligations of the Buyer	19
3.3 Conditions to the Obligations of the Sellers and the Companies	20
3.4 Frustration of Conditions	20

ARTICLE IV COVENANTS OF THE PARTIES	20
4.1 Reasonable Best Efforts	21
4.2 Maintenance of Business	22
4.3 Operation of Business	22
4.4 Access	24
4.5 Title Policy	25
4.6 Intercompany Arrangements	25
4.7 Exclusivity	26
4.8 R&W Insurance Policy	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS	27
5.1 Capacity, Organization and Power	27
5.2 Title to Securities	28
5.3 Authority; Noncontravention	28
5.4 Governmental Authorities and Consents	28
5.5 Litigation	28
5.6 Brokerage	29

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANIES	29
6.1 Capacity, Organization and Corporate Power	29
6.2 Securities and Related Matters	29
6.3 Authorization; Noncontravention	29

-i-

TABLE OF CONTENTS (continued)
Page

6.4 Subsidiaries	30
6.5 Financial Statements; No Undisclosed Liabilities	31
6.6 Absence of Certain Developments	32
6.7 Contracts and Commitments	32
6.8 Intellectual Property Rights	34
6.9 Litigation	36
6.1 Compliance with Laws	37
6.11 Permits	37
6.12 Environmental Matters	37
6.13 Employees	39
6.14 Employee Benefit Plans	40
6.15 Insurance	43
6.16 Tax Matters	43
6.17 Brokerage	45
6.18 Affiliated Transactions	45
6.19 Properties	45
6.2 Customers and Suppliers	47
6.21 Accounts Receivable; Accounts Payable	48
6.22 Affiliate Transactions	48
6.23 Inventory	48
6.24 Bank Accounts	49
6.25 Product Liability	49
6.26 Trade Controls; Absence of Corrupt Practices	50
6.27 NO OTHER REPRESENTATIONS AND WARRANTIES	51

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE BUYER	51
7.1 Organization and Power	51
7.2 Authorization and Enforceability	51
7.3 No Violation	52
7.4 Governmental Authorities and Consents	52
7.5 Litigation	52
7.6 Brokerage	52
7.7 Independent Investigation	52
7.8 Financial Capability	53
7.9 Solvency	53
7.1 Purchase for Investment	53

ARTICLE VIII TERMINATION	54
8.1 Termination	54
8.2 Effect of Termination	54

ARTICLE IX ADDITIONAL AGREEMENT AND COVENANTS	55
9.1 Acknowledgement by the Buyer	55

-ii-

TABLE OF CONTENTS (continued)
Page

9.2 Further Assurances	56
9.3 Employees and Employee Benefits	57
9.4 Director and Officer Liability and Indemnification	59
9.5 Certain Access Provisions	60
9.6 Notification	61
9.7 Certain Consents	61
9.8 Tax Matters	61
9.9 Non-Compete; Non-Solicit	66
9.1 Buyer Right of First Refusal	67

ARTICLE X CERTAIN POST-CLOSING MATTERS	68
10.1 Survival of Representations, Warranties and Covenants	68
10.2 Certain Waivers	68

ARTICLE XI MISCELLANEOUS	68
11.1 Press Releases and Communications	68
11.2 Expenses	69
11.3 Amendment and Waiver	69
11.4 Notices	69
11.5 Successors and Assigns	70
11.6 Non-Recourse	71
11.7 Severability	71
11.8 Construction	71
11.9 No Third-Party Beneficiaries	72
11.1 Complete Agreement	72
11.11 Electronic Delivery; Counterparts	72
11.12 Governing Law; WAIVER OF JURY TRIAL	73
11.13 Specific Performance	73
11.14 Prevailing Party	74
11.15 Acknowledgement	74
11.16 No Right of Set-Off	74
11.17 Relationship of the Parties	75
11.18 Sellers’ Representative	75
11.19 Buyer Guarantor	76

-iii-

EXHIBITS AND SCHEDULES
EXHIBITS:
Exhibit A        Sellers’ Pro Rata Shares
Exhibit B        Escrow Agreement
Exhibit C        Rules of Engagement for Independent Accounting Firm
SCHEDULES:
Schedule I        Net Working Capital
Schedule II        Purchase Price Allocation Methodology
Schedule III        Title Insurance Policy Proformas

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 12, 2019, by and among Arcosa MS2, LLC, a Delaware limited liability company (the “Buyer”), Cherry Industries, Inc., a Texas corporation (“Industries”), 4601 Holmes Road Corporation, a Texas corporation (“Holmes Road”), Cherry Crawford Holdings, Ltd., a Texas limited partnership (“Cherry Crawford”), Selinsky Road Holdings, Ltd., a Texas limited partnership (“Selinsky”, and, together with Industries, Holmes Road and Cherry Crawford, each a “Company” and collectively, the “Companies”), Leonard Cherry Life Insurance Trust u/t/a January 28, 2016 (“Leonard Cherry Trust”), 2019 Cherry Irrevocable Trust u/t/a July 8, 2019 (“2019 Cherry Irrevocable Trust”), Gaylinn Kay Svec 2016 Trust u/t/a October 31, 2016 (“Svec Trust”), Elaine Sue Stark 2016 Trust u/t/a October 31, 2016 (“Stark Trust”), Hayley Cherry Wagoner 2016 Trust u/t/a October 31, 2016 (“Wagoner Trust”), Leonard L. Cherry (in his individual capacity as a shareholder of each of Industries and Holmes Road, “Leonard Cherry”, and, together with Leonard Cherry Trust, 2019 Cherry Irrevocable Trust, Svec Trust, Stark Trust and Wagoner Trust, each a “Seller” and collectively, the “Sellers”), Leonard L. Cherry in his capacity as “Sellers’ Representative” under this Agreement, and Arcosa Materials, Inc., a Delaware corporation, solely for purposes of Section 11.19 (the “Buyer Guarantor”). The Buyer, the Companies, and the Sellers are sometimes each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Sellers, directly or indirectly, own all of the issued and outstanding capital stock and partnership interests, as applicable, of the Companies (the “Securities”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Securities; and
WHEREAS, the Buyer Guarantor, directly or indirectly, owns all of the issued and outstanding membership interests of the Buyer.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
1.1    Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Abandonment and Reclamation Obligations” means all past, present and future legally binding obligations to (a) abandon, shut-down, close, decommission, dismantle and remove any and all fixtures, improvements, tangible personal property, structures, foundations, buildings, pipelines, equipment and other physical facilities located on any Owned Real Property or Leased Real Property, or lands pooled or unitized therewith, used or previously used by the Companies or any of their respective Subsidiaries in respect of any mining, processing, storage, transportation or other activities; and (b) investigate, monitor, restore, remediate and reclaim the surface and subsurface locations, if any, of such Owned Real Property or Leased Real Property, and lands pooled or unitized therewith, and any lands used to gain access thereto, including such obligations relating to any mining, processing, storage, transportation, production or other facilities that were abandoned or decommissioned, in whole or in part, prior to the Closing Date, and including the investigation, monitoring, remediation, restoration and reclamation of any other surface and subsurface lands affected by any environmental damage, contamination or other environmental issues emanating from or relating to such mining, processing, storage, transportation, production or other facilities; in each case that are required pursuant to generally accepted industry practices, any lease provisions from any lessor or landowner or any Laws.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person on the date hereof or hereafter from time to time; provided that (a) after the Closing, none of the Companies nor any of their respective Subsidiaries shall be considered an Affiliate of the Sellers and (b) prior to the Closing, none of the Companies nor any of their respective Subsidiaries shall be considered an Affiliate of the Buyer. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the right to appoint managing directors, by contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which any of the Companies or their respective Subsidiaries is a member.
“Attorney-Client Communication” means any communication occurring on or prior to Closing between the Law Firm, on the one hand, and any of the Companies, the Subsidiaries, the Sellers or any of their respective Affiliates on the other hand, that arises from the Law Firm’s engagement as counsel for the Sellers and the Companies in connection with this Agreement and the transactions contemplated hereby.
“Benefit Plan” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and all bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree welfare benefit, supplemental retirement, severance or other benefit plans, arrangements, programs, procedures, payroll practices or policies, and all employment, termination, severance, change in control or other contracts or agreements sponsored, maintained, contributed to, or required to be contributed to by the Companies or any of their respective Subsidiaries with respect to any of its employees, officers or directors or former employees, officers or directors (or any dependents or beneficiaries of any such employees, officers or directors or former employees, officers or directors) or for which the Companies or any of their respective Subsidiaries have or could have any liability (whether actual or contingent).
“Business Day” means a day, other than a Saturday or Sunday, on which banks in Houston, Texas are open for business during normal banking hours.

“Cash” means, as of a given time, (a) all cash and cash equivalents of the Companies and their respective Subsidiaries on a consolidated basis, at such time, as determined in a manner consistent with the Accounting Methods; provided that, for the avoidance of doubt, (i) outstanding checks that have not cleared as of such time in the bank accounts of the Companies and their respective Subsidiaries that are within accounts payable shall not constitute Cash (i.e., shall not reduce Cash); (ii) outstanding checks that have not cleared as of such time in the bank accounts of the Companies and their respective Subsidiaries that are not within accounts payable shall be taken into account in the calculation of Cash (i.e., shall reduce Cash), (iii) checks received that have not cleared as of such time in the bank accounts of the Companies and their respective Subsidiaries that are within accounts receivable shall not constitute Cash (i.e., shall not increase Cash), and (iv) checks received that have not cleared as of such time in the bank accounts of the Companies and their respective Subsidiaries that are not included within accounts receivable shall constitute Cash (i.e., shall increase Cash), minus (b) Restricted Cash.
“Cause” means: (i) a Retained Employee’s indictment for any crime involving monies or other property or any felony, crime, or any offense of moral turpitude, or such Retained Employee’s fraud, embezzlement, theft, dishonesty, willful misconduct, or deliberate injury to the Buyer or its Affiliates in the performance of his duties hereunder; (ii) a Retained Employee’s intentional or grossly negligent refusal or failure to perform such Retained Employee’s duties or carry out lawful and reasonable directions of the Buyer or its Affiliates; (iii) a Retained Employee’s breach of any of his fiduciary duties to the Buyer or its Affiliates or making of a willful misrepresentation or failure to act, which breach or misrepresentation or failure to act is reasonably expected to have a material adverse effect on the business of the Buyer or its Affiliates; (iv) a Retained Employee’s engagement in any willful misconduct which has or is reasonably expected to have a material adverse effect on the reputation or standing in the business community of the Buyer or its Affiliates or the community as a whole; or (v) any misappropriation by a Retained Employee of funds or property of the Buyer or its Affiliates.
“Closing Cash” means Cash as of the close of business on the day immediately prior to the Closing Date.
“Closing Cash Proceeds” means (a) the Transaction Price, plus (b) the amount of Closing Cash, minus (c) the amount of Closing Indebtedness, minus (d) the amount (if any) by which Closing Net Working Capital is less than the Minimum Net Working Capital Amount, plus (e) the amount (if any) by which Closing Net Working Capital is greater than the Maximum Net Working Capital Amount, minus (f) the amount of Company Transaction Expenses, minus (g) the Purchase Price Escrow Amount, in each case as determined in a manner consistent with the Accounting Methods. For the avoidance of doubt, no items included in the definitions of Cash, Net Working Capital, Indebtedness or Company Transaction Expenses shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.
“Closing Date” means the date of the Closing.
“Closing Indebtedness” means Indebtedness outstanding as of the close of business on the day immediately prior to the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of the close of business on the day immediately prior to the Closing Date as calculated in accordance with the Accounting Methods.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, (a) whether identified or unidentified prior to the Closing, all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers or other professional advisors) incurred by or on behalf of, or paid or to be paid directly by, the Companies and their respective Subsidiaries or any Person that the Companies or any of their Subsidiaries pay or reimburse or are otherwise legally obligated to pay or reimburse (including any such fees, costs and expenses incurred by or on behalf of the Sellers or the Seller Representative, but excluding any such fees, costs and expenses incurred by or on behalf of the Buyer or any of its Affiliates) in connection with the negotiation of and consummation of the transactions contemplated by this Agreement, including any stay bonuses, sale bonuses, change of control payments, severance, termination, or retention obligations, synthetic equity payments, or similar amounts payable in the future or due by the Companies or any of their respective Subsidiaries in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith, including the payments set forth on Section 1.1(a) of the Disclosure Schedules, minus (b) the portion of the premium for the D&O Tail Policy paid by the Companies or their respective Subsidiaries prior to the Closing or included in the calculation of any component of the Closing Cash Proceeds. For the avoidance of doubt, “Company Transaction Expenses” shall not include any transfer Taxes or any amounts with respect to or included in Net Working Capital.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 7, 2019, by and between Industries and Arcosa, Inc.
“Customs and International Trade Laws” means any executive order, requirement of Law, license, directive, regulation, award or other decision or requirement, including any amendments, having the force or effect of requirements of Law, of any Governmental Authority, concerning the importation, exportation, re-exportation or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930; the Export Administration Act of 1979; the Export Administration Regulations, 15 C.F.R. Part 730 et seq.; the Foreign Trade Regulations, 15 C.F.R. Part 30; the Arms Export Control Act; the International Traffic in Arms Regulations, 22 C.F.R. Part 120-130; executive orders, laws and regulations administered by the OFAC; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and any norms, guidelines or rules of interpretation issued by any corresponding Governmental Authority.
“Data Room” means the virtual data room described on Section 1.1(b) of the Disclosure Schedules.

“Encumbrance” means any lien, pledge, security interest, charge, encumbrance, mortgage or adverse claims.
“Environmental Laws” means all Laws concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, discharge or release of any Hazardous Materials, as in effect as of the Closing.
“Escrow Agent” means JPMorgan, or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit B, by and among the Buyer, the Sellers’ Representative and the Escrow Agent.
“Employment Period” means the period during which Leonard Cherry is employed by any of the Companies or their Affiliates.
“Fraud” shall mean an intentional misrepresentation of a material fact that is made with specific intent to deceive a Party regarding a representation set forth in this Agreement.
“GAAP” means the generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, division, board, bureau or instrumentality or any court, tribunal or judicial or arbitral body (public or private).
“Hazardous Materials” means any waste or other substance that is regulated, listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant due to its dangerous or deleterious qualities under or pursuant to any Environmental Laws, including petroleum and derivatives thereof, radiation, and friable asbestos.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as of a given time and without duplication, the sum of (a) the unpaid principal amount of accrued interest, premiums, penalties and other fees (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) in respect of (i) indebtedness for borrowed money of the Companies and their respective Subsidiaries, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial instruments (valued at the termination value thereof and net of all payments owed to the Companies and their Affiliates thereunder), (b) all obligations under capitalized leases with respect to which the Companies or any of their Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP, (c) any amounts for the deferred purchase price of goods and services, including any earn-out liabilities associated with past acquisitions, (d) all deposits and monies received in advance, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, and (f) all obligations of the Companies or their Subsidiaries in respect of guarantees of obligations of the types described in clauses (a) through (e) of any other Person, in the case of each of clauses (a) through (e), as determined in a manner consistent with the Accounting Methods; provided that without limiting other amounts that are not to be included therewith, in no event shall Indebtedness include (x) any amounts with respect to or included in Net Working Capital or Company Transaction Expenses or (y) any amounts related to inter-company debt between the Companies, on the one hand, and any of their respective Subsidiaries, on the other hand, and any Subsidiary of the Companies and another Subsidiary of the Companies.
“Indemnified Taxes” means (a) all Taxes of the Sellers and their direct and indirect owners (including Taxes that could become a liability of, or be assessed or collected against, the Buyer or any of its Affiliates (including the Companies or any of their Subsidiaries after Closing) or that could give rise to an Encumbrance on any of the assets, properties or rights of the Companies or any their Subsidiaries); (b) all Taxes of the Companies and their respective Subsidiaries (including, for the avoidance of doubt, all Taxes of any predecessor) that are attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, the pre-Closing portion of any Straddle Period); (c) any actual out-of-pocket losses, damages, liabilities, deficiencies, claims, interest, awards, Taxes, judgments, penalties, costs and expenses asserted against, incurred, sustained or suffered by the Buyer or any of its Affiliates (including the Companies or any of their Subsidiaries after the Closing) as a result of, arising out of or otherwise relating to a breach of (i) any representation or warranty contained in Section 6.16 or (ii) any covenant set forth in Section 9.8; and (d) any reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred by the Buyer or its Affiliates (including the Companies and their respective Subsidiaries after the Closing) with respect to the foregoing.
“Intellectual Property Rights” means all of the following: (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress, logos, registrations and applications for registration thereof, Internet domain names and website content, and the goodwill of the business associated with the foregoing (collectively, the “Marks”), (c) unregistered copyrights, and copyright registrations and copyright applications, and (d) trade secrets, know-how, manufacturing and production processes, inventions, improvements, methods, techniques, formula, compositions, software, data, databases, and other confidential information, in each case, that derive independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure and use (collectively, the “Trade Secrets”).
“Inventory” means all raw materials, work-in-process, parts, spare parts, packaging materials, labels, supplies, finished goods (including in transit, on consignment or in the possession of any third party) and other inventories.
“knowledge” or “known” means, (a) with respect to a Person (other than the Companies), the actual knowledge of such Person and such knowledge as would be imputed to such Person upon reasonable inquiry and (b) with respect to the Companies, the actual knowledge of Leonard Cherry, Ivan Svec, Joel Gutierez and Matt Ling and such knowledge as would be imputed to such individuals upon reasonable inquiry, in each case as of the date of determination.

“Law” means any transnational, domestic or foreign federal, state, local or provincial statute, law, ordinance, principle of common law, constitution, treaty, convention, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.
“Material Adverse Effect” means any fact, event, circumstance, effect or change that (a) has had or would reasonably be expected to have, individually or in the aggregate with any other fact, event, circumstance, effect or change, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Companies and their respective Subsidiaries, taken as a whole or (b) materially impairs or would reasonably be expected to materially impair the ability of any of the Sellers or the Companies to consummate the transactions contemplated hereby, or to perform their respective obligations hereunder, in each case in a timely manner; provided, however, that in the case of clause (a) only, a Material Adverse Effect shall not include any fact, event, circumstance, effect or change to the extent resulting from: (i) changes in, or conditions affecting, interest rates, general economic, financial or political conditions (including changes in the price of gas, oil or other natural resources) or the banking or securities market (or any segment thereof) in the United States or any other country (including (1) any disruption of any of the foregoing, (2) any decline or rise in the price of any security, commodity, contract or index and (3) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (ii) changes in, or conditions affecting, the industries in which the Companies and their respective Subsidiaries operate; (iii) seasonal fluctuations in the business of the Companies and their respective Subsidiaries or the industries in which the Companies and their respective Subsidiaries operate; (iv) any national or international political or social event or occurrence, acts of war, sabotage, hostility, terrorism, crisis or other similar events; (v) natural disasters, including earthquakes, wild fires, floods, mud slides, tsunamis, storms and other similar force majeure events; (vi) changes in Law, GAAP or other applicable regulatory accounting requirements, or in the interpretation thereof by any Person other than the Companies (including, for the avoidance of doubt, any such items related to or arising under the HSR Act, including the failure to procure the expiration or termination of any waiting period under the HSR Act); (vii) any failure by the Companies or their respective Subsidiaries to meet any internal or published performance or financial budgets, projections, forecasts or predictions (it being understood that the underlying facts giving rise or contributing to such failure described in this clause (vii) may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition); (viii) any existing fact, event, circumstance, effect or change that is disclosed in the Disclosure Schedules; (ix) any actions or omissions to act by the Sellers, the Companies and/or their respective Subsidiaries that are requested by the Buyer, or the Buyer’s failure to consent to any of the actions restricted by Section 4.2 or Section 4.3 after the Sellers requested such consent in writing; (x) any actions or omissions to act by the Buyer or any of its Affiliates; (xi) changes (including any cancellations of, or delays in, customer purchases or orders or any reduction in customer order forecasts) resulting from the announcement of this Agreement or the pendency of the transactions contemplated herein or any other transaction (including any costs or expenses required by such transactions or the loss of any employees); or (xii) the entry into this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby or the identity, nature or ownership of the Buyer; except, in the case of each of clauses (i) through (vi), only to the extent the Companies or their respective Subsidiaries are materially disproportionately affected thereby as compared with other participants in the industries in which the Companies and their respective Subsidiaries operate.

“Maximum Net Working Capital Amount” means $36,000,000.
“Minimum Net Working Capital Amount” means $31,000,000.
“Net Working Capital” means, as of a given time, the consolidated current assets (excluding all Tax assets) of the Companies and their respective Subsidiaries less the consolidated current liabilities (excluding all Tax liabilities) of the Companies and their respective Subsidiaries, in each case (a) as determined in a manner consistent with the Accounting Methods, (b) excluding any amounts taken into account in the calculation of Cash or Indebtedness and (c) excluding any amounts with respect to or included in Company Transaction Expenses.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the ordinary course of business and that secure either (i) amounts not yet due and payable or (ii) amounts that are being contested in good faith by appropriate proceedings, which, as of the Closing Date, shall not involve any substantial risk of sale, forfeiture or loss of any part of the Leased Real Property or the Owned Real Property, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the ownership, financing, leasing, occupation, design, construction, equipping, testing, repair, operation, maintenance, use, value, marketability or disposition of the Leased Real Property or the Owned Real Property, or any improvements constructed thereon, (c) the purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements set forth on Section 1.1(c) of the Disclosure Schedules, (d) Encumbrances imposed by applicable Law, (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (g) any Encumbrances appearing as exceptions in a Title Policy, and zoning, building, land use Laws and other similar restrictions on the use of the Leased Real Property or Owned Real Property, in each case that do not adversely affect in any material respect the current use or ownership of the applicable property owned, leased, used or held for use by the Companies or any of their respective Subsidiaries; (h) non-disclosure agreements entered into in the ordinary course of business; (i) matters which would be disclosed by a current, complete and accurate survey or inspection of each parcel of property which do not, individually or in the aggregate, materially impair the occupancy, current use, value or marketability of the Owned Real Property or the Leased Real Property; and (j) the Encumbrances listed on Section 1.1(c) of the Disclosure Schedules.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, syndicate, person, trust or other entity or organization, including any Governmental Authority.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Pro Rata Share” means, with respect to each Seller, such Seller’s proportionate interest in the Transaction Price arising from such Seller’s interest in the Companies, as applicable, and as described on Exhibit A.
“Purchase Price Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement.
“Purchase Price Escrow Amount” means an amount deposited at the Closing in the Purchase Price Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $2,980,000.
“Related Party” means, with respect to any Person, any of such Person’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Restricted Cash” means (a) the amount of any cash and cash equivalents that is not freely usable by and available to the Companies or their respective Subsidiaries because it is subject to restrictions or Taxes on use or distribution by contract or due to requirements of Law, including security deposits, bond guarantees, collateral reserve accounts, cash that sits in a court registry and other amounts held in escrow by the Companies and their respective Subsidiaries for the benefit of third Persons, and (b) $1,000,000 awarded or held in the court registry in connection with condemnation proceeding No. 201930404 (Harris County Flood Control District v Cherry Land Holdings, L.L.C. and Wells Fargo Bank, National Association) in the District Court of Harris County, Texas, in each case whether or not required to be reported as cash and cash equivalents under the Accounting Methods.
“Restricted Period” means the period commencing on the date hereof and ending on the fifth (5th) anniversary of the date hereof.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.
“Tax” means any federal, state, local, provincial or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, goods and services, harmonized sales, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, unclaimed property, capital stock, social security, pension plan, employment, disability, payroll, license, employee, employer health or other withholding, or other tax of any kind whatsoever, including any interest, penalties, installment or additions to tax or additional amounts in respect of the foregoing.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws relating to any Taxes.
“Title Company” means Fidelity National Title Insurance Company.
“Title Policy” means, with respect to each Owned Real Property, a Texas Form T-1 owner’s title insurance policy (Rev. 1/3/14), each in form and substance consistent with the Title Proformas.
“Title Proforma(s)” means, individually or collectively, as the context may require, those certain proforma title insurance policies issued by the Title Company and described on Schedule III hereto.
“Transaction Price” means Two Hundred Ninety-Eight Million dollars ($298,000,000).
“Transaction Tax Deductions” means, without duplication and solely to the extent either (a) such amounts are actually paid by any of the Sellers (or any Affiliate of a Seller, including the Companies and their respective Subsidiaries prior to the Closing) or (b) the payment of such amounts actually reduces the Closing Cash Proceeds, (i) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by any Company or any Subsidiary of a Company in connection with or resulting from the Closing (or included as a liability in the Closing Net Working Capital) excluding any transaction success bonus payments made pursuant to any offer letter or agreement entered into by the Buyer whether before, on or after the Closing, (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness or other indebtedness in connection with the Closing or included as a liability in Closing Net Working Capital, (iii) all fees, costs and expenses incurred by any Company or any Subsidiary of a Company in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses, and (iv) any employment Taxes with respect to the amounts set forth in the foregoing clause (i). The parties shall apply the safe harbor election set forth in Internal Revenue Service (“IRS”) Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clause (iii) above.

1.2    Additional Definitions.

Term	Section
Accounting Methods	2.3(d)
Agreement	Preamble
Allocation Schedule	9.8(c)
Buyer	Preamble
Buyer Guarantor	Preamble
Closing	2.2(a)
Closing Balance Sheet	2.3(c)
Closing Statement	2.3(c)
Company or Companies	Preamble
Company Environmental Permit	6.12(a)
Company Intellectual Property	6.8(a)
Company Permit	6.11(a)
Company Personal Property	6.19(a)
Competing Business	9.9(a)
D&O Tail Policy	9.4(b)
Disclosure Schedules	Article V
Electronic Delivery	11.11
End Date	8.1(d)
ERISA	1.1
Estimated Closing Cash Proceeds	2.3(a)
Imputed Underpayment	9.8(k)
Independent Accounting Firm	2.3(f)
Inventory Amount	2.3(b)
IRS	1.1
IT Systems	6.8(j)
Latest Balance Sheets	6.5(a)(iv)
Law Firm	11.15
Lease	6.19(b)
Leased Real Property	6.19(b)
Majority Holders	11.18(c)
Marks	1.1
Material Contract	6.7(a)
Multiemployer Plan	6.14(e)
Multiple Employer Plan	6.14(e)
Objection Notice	2.3(f)
Option Agreements	6.19(d)
Owned Real Property	6.19(c)
Party or Parties	Preamble
Payoff Indebtedness	2.2(b)(iii)

Term	Section
Property Offer	9.10(b)
Purchase Price Shortfall	2.3(i)(ii)
Representative Losses	11.18(d)
Restricted Person Lists	6.26
Retained Employee	9.3(a)
R&W Insurance Policy	4.8
Securities	Recitals
Securities Act	7.10
Seller	Preamble
Seller Group	11.15
Seller Person	4.6(a)
Seller Released Matters	4.6(b)
Seller Releasing Party	4.6(b)
Sellers’ Representative	Preamble
Subject Property	9.10(a)
Tax Allocation Purchase Price Tax Proceeding	9.8(c) 9.8(j)
Trade Secrets	1.1
Waiver Exceptions	10.2
WARN Act	4.3(m)
Warranty	6.25(b)

1.3    Other Definitional Provisions.
(a)    The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(b)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(d)    Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(e)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(f)    All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(g)    Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item is included in the Data Room at least two (2) Business Days prior to the date of this Agreement.
(h)    Any references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Any reference to any agreement or contract referenced herein or in the Disclosure Schedules shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.
(i)    References to any Person shall include the successors and permitted assigns of that Person. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE II

PURCHASE AND SALE OF THE SECURITIES
2.1    Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase, accept and acquire from the Sellers, and the Sellers shall sell, convey, assign, transfer and deliver to the Buyer, all of the Securities, free and clear of all Encumbrances.
2.2    Closing Transactions.
(a)    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bradley Arant Boult Cummings LLP, JPMorgan Chase Tower, 600 Travis Street, Suite 4800, Houston, Texas 77002, as promptly as practicable after the date hereof, but in any event no later than the third (3rd) Business Day following the satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article III (other than conditions which by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of those conditions at the Closing), or on such other date as is mutually agreeable to the Buyer and the Sellers; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that the Closing shall not occur prior to January 3, 2020. By mutual agreement of the Buyer and the Sellers, the Closing may take place by conference call and electronic (i.e., email/pdf) signatures, with exchange of original signatures to follow.
(b)    Deliveries. At the Closing:
(i)    The Sellers’ Representative shall deliver, or cause to be delivered, to the Buyer all of the stock certificates and other applicable instruments evidencing the Securities and the equity interests of the Companies’ Subsidiaries. The stock certificates and other applicable interests evidencing the Securities owned directly by the Sellers shall be duly endorsed for transfer or accompanied by duly executed stock powers or other applicable forms of assignment and transfer or, in the case of any lost, stolen or destroyed certificates with respect to such Securities, an affidavit of lost certificate with respect to such Securities;
(ii)    The Buyer shall pay by wire transfer of immediately available funds an aggregate amount equal to the Estimated Closing Cash Proceeds to an account designated by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date for distribution to each Seller in accordance with such Seller’s Pro Rata Share as set forth on Exhibit A;
(iii)    The Buyer shall repay, or cause to be repaid, on behalf of the Companies and/or their respective Subsidiaries, all amounts necessary to discharge fully the then-outstanding balance and other monetary obligations in respect of all Indebtedness of the Companies and their respective Subsidiaries identified on Section 2.2(b)(iii) of the Disclosure Schedules (the “Payoff Indebtedness”) with the result that immediately following the Closing there will be no further monetary obligations of the Companies or any of their Subsidiaries with respect to such Payoff Indebtedness, and the Sellers shall provide an itemized list of each component of Payoff Indebtedness and payoff letters with respect to all Payoff Indebtedness outstanding immediately prior to Closing at least two (2) Business Days prior to the Closing Date, which payoff letters shall indicate the amount required to discharge in full the relevant portion of the Payoff Indebtedness as of the Closing and include an undertaking by the counterparty or holder to provide all authorizations, instructions and documents necessary to discharge upon receipt of such amount as of the Closing and any further obligations of the Companies or any of their Subsidiaries with respect to such Payoff Indebtedness and any Encumbrances securing such Payoff Indebtedness;
(iv)    The Buyer shall pay, on behalf of the Companies and the Sellers, all Company Transaction Expenses, and the Sellers shall provide an itemized list of all Company Transaction Expenses and invoices with respect to the Company Transaction Expenses at least two (2) Business Days prior to the Closing Date, which list shall include the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and which invoices shall include acknowledgments from each payee of the invoiced amounts as full and final payment for all services rendered to the Companies and their respective Subsidiaries;
(v)    The Buyer shall deliver the Purchase Price Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;
(vi)    The Sellers’ Representative shall deliver, or cause to be delivered, to the Buyer (1) a certified copy of the resolutions of the board of directors and general partners, as applicable, of each Company, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Company; and (2) if requested by the Buyer, the resignations, effective as of the Closing, of each director of each Company that is a corporation; and
(vii)    The Buyer shall deliver to the Sellers’ Representative a certified copy of the resolutions of the manager of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer.

2.3    Closing Cash Proceeds Adjustment; Inventory Count.
(a)    At least two (2) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver to the Buyer a good-faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including each of the components thereof, based on the books and records of the Companies and their respective Subsidiaries and other information then available.
(b)    The Sellers and the Buyer shall jointly conduct a physical count of the Inventory of the Companies and their respective Subsidiaries on the Closing Date, or on such other date as mutually agreed, which physical count shall be conducted in accordance with the practices, policies and procedures set forth on Schedule I. The physical counting process shall be observed by representatives of the Buyer and representatives of Sellers. For purposes of this Agreement, the term “Inventory Amount” shall mean the physical count of Inventory of the Companies and their respective Subsidiaries, as rolled forward or backward from the date of the account, so as to be the amount of Inventory of the Companies and their respective Subsidiaries existing as of the Closing Date, as agreed to by the Sellers and the Buyer in accordance with this Section 2.3(b). If the Parties cannot agree on the results of such count, the Buyer shall use its calculation of the Inventory Amount for purposes of the Closing Statement, and any disputes shall then be settled by the Independent Accounting Firm in accordance with this Section 2.3.
(c)    As promptly as practicable after the Closing, but in no event later than 60 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth the Buyer’s calculation of the Closing Cash Proceeds, including each of the components thereof (the “Closing Statement”), and a consolidated balance sheet of the Companies and their respective Subsidiaries as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”).
(d)    The Estimated Closing Cash Proceeds, the Closing Statement and the Closing Balance Sheet shall (i) be prepared, and each component thereof shall be determined, in accordance with (1) the terms and conditions of this Agreement, (2) to the extent not inconsistent with the foregoing clause (1), the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are consistent with the calculation set forth on Schedule I, (3) to the extent not inconsistent with the foregoing clauses (1) or (2), accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the Latest Balance Sheets, and (4) to the extent not inconsistent with the foregoing clauses (1), (2) or (3), GAAP as in effect on the Closing Date and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby ((i) and (ii) collectively, the “Accounting Methods”).

(e)    The post-Closing adjustment procedures as set forth in this Section 2.3 are not intended to permit the introduction of different or additional accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to the financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from the Accounting Methods.
(f)    The Companies, their respective Subsidiaries and the Buyer shall assist the Sellers’ Representative and the Sellers’ Representative’s representatives in the review of the Closing Statement and the Closing Balance Sheet (including by furnishing on a timely basis all information reasonably necessary or useful in connection with such review) and shall provide the Sellers’ Representative and the Sellers’ Representative’s representatives reasonable access, during normal business hours, and upon reasonable advance notice, to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and relevant personnel of the Companies and their respective Subsidiaries (including personnel responsible for accounting and finance, senior management and accountants and advisors) for purposes of their review of the Closing Statement and the Closing Balance Sheet; provided that the Sellers’ Representative shall, and shall cause its representatives to, use its and their reasonable best efforts to conduct such review in a manner that will not disrupt the operation of the business of the Companies, their respective Subsidiaries or the Buyer. If the Sellers’ Representative disagrees with any part of the Buyer’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, the Sellers’ Representative shall, within 45 days after the Sellers’ Representative’s receipt of the Closing Statement and the Closing Balance Sheet, notify the Buyer in writing of such disagreement by setting forth the Sellers’ Representative’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”); provided, that if the Sellers’ Representative requests, in good faith, an extension of time to review the Buyer’s determination of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, the Sellers’ Representative shall be given an additional 30 days within which to deliver an Objection Notice. If an Objection Notice is delivered to the Buyer, then the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. In the event that the Buyer and the Sellers’ Representative are unable to resolve all such disagreements within 30 days after the Buyer’s receipt of such Objection Notice (or such longer period as the Buyer and the Seller may agree in writing), the Buyer and the Sellers’ Representative shall submit such remaining disagreements to PricewaterhouseCoopers, or another nationally-recognized accounting firm as is acceptable to the Buyer and the Sellers’ Representative (the “Independent Accounting Firm”).
(g)    The Independent Accounting Firm shall make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C. The Buyer and the Sellers’ Representative shall cooperate with the Independent Accounting Firm during the term of its engagement and shall use reasonable best efforts to cause the Independent Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Sellers’ Representative’s respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are identified as being items and amounts to which the Buyer and the Sellers’ Representative have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accounting Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written materials submitted by the Buyer and the Sellers’ Representative (i.e., not on independent review) and on the definitions, terms and conditions included herein. The determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.
(h)    The costs and expenses of the Independent Accounting Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Buyer claims the Closing Cash Proceeds is one thousand dollars ($1,000) less than the Estimated Closing Cash Proceeds, and the Sellers’ Representative contests only five hundred dollars ($500) of the amount claimed by the Buyer, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Buyer three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Sellers and forty percent (40%) (i.e., 200 ÷ 500) to the Buyer. Prior to the Independent Accounting Firm’s determination of Closing Cash Proceeds, (i) the Buyer, on the one hand, and the Sellers, on the other hand, will each pay fifty percent (50%) of any retainer paid to the Independent Accounting Firm; and (ii) during the engagement of the Independent Accounting Firm, the Independent Accounting Firm will bill fifty percent (50%) of the total charges to each of the Buyer, on the one hand, and the Sellers, on the other hand. In connection with the Independent Accounting Firm’s determination of the Closing Cash Proceeds, the Independent Accounting Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.3(h), and taking into account all fees and expenses already paid by each of the Buyer, on the one hand, and the Sellers, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Buyer and the Seller, which such determination shall be conclusive and binding upon the Parties hereto.
(i)    Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 2.3:
(i)    If the Closing Cash Proceeds as finally determined pursuant to this Section 2.3 is greater than the Estimated Closing Cash Proceeds, the Buyer shall promptly (but in any event within five (5) Business Days after the determination thereof) deliver to the Sellers’ Representative the amount of such excess by wire transfer of immediately available funds to an account or accounts designated by the Sellers’ Representative for distribution to each Seller in accordance with such Seller’s Pro Rata Share as set forth on Exhibit A. Immediately following payment of any amounts determined pursuant to this Section 2.3(i)(i) to be owing to the Sellers, the Sellers’ Representative and the Buyer shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers’ Representative all remaining funds in the Purchase Price Escrow Account, in accordance with the terms of the Escrow Agreement, for distribution to each Seller in accordance with such Seller’s Pro Rata Share as set forth on Exhibit A.

(ii)    If the Closing Cash Proceeds as finally determined pursuant to this Section 2.3 is less than the Estimated Closing Cash Proceeds (such shortfall, the “Purchase Price Shortfall”), the Sellers’ Representative and the Buyer shall promptly (but in any event within five (5) Business Days after the determination of the Closing Cash Proceeds) deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay from the Purchase Price Escrow Account to an account or accounts designated by the Buyer an amount equal to the Purchase Price Shortfall by wire transfer of immediately available funds. Immediately following payment of any amounts determined pursuant to this Section 2.3(i)(ii) to be owing to the Buyer, the Sellers’ Representative and the Buyer shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers’ Representative all remaining funds in the Purchase Price Escrow Account, in accordance with the terms of the Escrow Agreement for distribution to each Seller in accordance with such Seller’s Pro Rata Share as set forth on Exhibit A.
(j)    All adjustments pursuant to this Section 2.3, other than payments of stated interest, shall be treated by all Parties for Tax purposes as adjustments to the Transaction Price to the extent permitted under applicable Law.
(k)    The Buyer agrees that (i) payment pursuant to Section 2.3(i) from the Purchase Price Escrow Account in accordance with the Escrow Agreement shall be the sole and exclusive remedy for payment of the Purchase Price Shortfall, if any, and the Purchase Price Escrow Account shall be the sole and exclusive source of recovery for any amounts owing to the Buyer pursuant to this Section 2.3, even if the Purchase Price Shortfall exceeds the Purchase Price Escrow Amount, and (ii) the adjustment and the dispute resolution provisions provided for in this Section 2.3 shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 2.3. For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by the Buyer or any of its Affiliates or representatives for the payment of the Purchase Price Shortfall shall be asserted against the Sellers. The payment(s) pursuant to this Section 2.3 shall not be considered a breach of any representation, warranty or other provision of this Agreement or any document delivered pursuant to this Agreement. Except in the case of Fraud by the Sellers or the Sellers’ Representative, neither the Buyer nor any of its Affiliates or representatives shall make any claim in respect of the determination of the Closing Cash Proceeds or any component thereof other than in accordance with and as set forth in this Section 2.3.
2.4    Withholding Rights. The Buyer and each of the Companies (and each of their respective Affiliates) shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts of Tax as the Buyer or the applicable Company (or any of their respective Affiliates) is required to deduct and withhold with respect to the making of such payment to such Person. All amounts that are deducted or withheld by the Buyer or the applicable Company (or any of their respective Affiliates), as the case may be, and paid over to or deposited with the relevant Governmental Authority by the Buyer or the applicable Company (or their respective Affiliates), as the case may be, shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made (and immediately thereafter paid over to or deposited with the relevant Governmental Authority by such Person).

ARTICLE III

CONDITIONS TO CLOSING
3.1    Conditions to the Obligations of the Buyer, the Sellers and the Companies. The obligations of the Buyer, the Sellers and the Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:
(a)    Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and
(b)    No provision of any applicable Law that is then in effect shall enjoin, restrain, condition, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
3.2    Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:
(a)    (i) The representations and warranties set forth in Section 5.1 (Capacity, Organization and Power), Section 5.2 (Title to Securities), Section 5.3(a) (Authority), Section 5.6 (Brokerage), Section 6.1 (Capacity, Organization and Power), Section 6.2 (Securities and Related Matters), Section 6.3(a) (Authorization), Section 6.17 (Brokerage) and clause (a) of Section 6.6 (Absence of Certain Developments) shall be true and correct in all respects as of the Closing Date; and (ii) the representations and warranties set forth in Article V and Article VI (other than those listed in the preceding clause (i)) shall be true and correct in all respects as of the Closing Date (disregarding all qualifications or limitations as to “materiality”, “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) (other than representations and warranties which by their terms address matters as of another specified time, which shall be true and correct in all respects as of such time), except in each case under this clause (ii), as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    The Sellers and the Companies shall have performed in all material respects all of the covenants and agreements required to be performed by the Sellers and the Companies hereunder prior to the Closing;
(c)    The Escrow Agent and the Sellers’ Representative shall have each executed and delivered signatures to the Escrow Agreement to the Buyer;
(d)    The Title Company shall be irrevocably committed to issue each Title Policy, dated as of the Closing Date (provided that any requirement by the Title Company that a survey be obtained for the issuance of a Title Policy or an endorsement thereto shall not be conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement); and

(e)    The Sellers’ Representative shall deliver, or cause to be delivered, to the Buyer a certificate signed by the Companies, dated the Closing Date, stating that the conditions specified in Section 3.2(a) and Section 3.2(b) above have been satisfied as of the Closing.
3.3    Conditions to the Obligations of the Sellers and the Companies. The obligations of the Sellers and the Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:
(a)    (i) The representations and warranties set forth in Section 7.1 (Organization and Power), Section 7.2 (Authorization and Enforceability) and Section 7.6 (Brokerage) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) the representations and warranties set forth in Article VII (other than those listed in the preceding clause (i)) that are subject to materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than any such representations and warranties which by their terms address matters as of another specified time, which shall be true and correct in all respects as of such time), and (iii) the representations and warranties contained in Article VII (other than those listed in the preceding clause (i)) that are not subject to materiality qualifications shall be true and correct in all material respects at as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their terms address matters as of another specified time, which shall be true and correct in all material respects as of such time);
(b)    The Buyer shall have performed in all material respects all the covenants and agreements required to be performed by the Buyer hereunder prior to the Closing;
(c)    The Escrow Agent and the Buyer shall have each executed and delivered signatures to the Escrow Agreement to the Sellers’ Representative; and
(d)    At the Closing, the Buyer shall deliver to the Sellers’ Representative a certificate signed by the Buyer, dated the Closing Date, stating that the conditions specified in Section 3.3(a) and Section 3.3(b) above have been satisfied.
3.4    Frustration of Conditions. None of the Buyer, the Companies or the Sellers may rely on the failure of any condition set forth in this Article III, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Closing and the transactions contemplated hereby or any other material breach by such Party of this Agreement.
ARTICLE IV

COVENANTS OF THE PARTIES
Each of the Parties agrees as follows with respect to the period between the date of this Agreement and the Closing:

4.1    Reasonable Best Efforts.
(a)    Subject to the terms of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Escrow Agreement (including satisfaction, but not waiver, of the conditions set forth in Article III). The Sellers and the Buyer agree, and the Sellers, prior to the Closing, and the Buyer, after the Closing, agree to cause the Companies and their respective Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement; provided, that nothing in this Section 4.1(a) shall require any of the Sellers, the Companies or the Buyer to expend any funds to obtain any third-party consents, and provided, further, that the Buyer shall have no obligation to consent to any change in the terms of any agreement or arrangement that would, or that would reasonably be expected to, be materially adverse to the interests of the Buyer or the Companies. At the Closing, the applicable Parties shall execute and deliver the other agreements and instruments contemplated hereby to be executed and delivered at the Closing.
(b)    In furtherance and not in limitation of the foregoing, each of the Buyer and the Sellers shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within three (3) Business Days of the date hereof; (ii) cooperate and coordinate with the other in the identification of any necessary filings and in the making of such filings; (iii) supply as promptly as practicable and after consultation with the other Parties any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act; and (iv) use reasonable best efforts to cooperate with each other (1) in determining whether any action by or in respect of, or filing with, any other Governmental Authority is required, or any other actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (2) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers in order to permit the consummation of the transactions contemplated hereby. To the extent permitted by applicable Law, each Party will permit the other to review in advance any proposed written submissions to any Governmental Authority and will, to the extent allowed by the Governmental Authority, permit the other to attend any meetings with the Governmental Authority. Any filing fees payable under the HSR Act relating to the transactions contemplated by this Agreement shall be borne by the Buyer.
(c)    Notwithstanding anything to the contrary herein, the Buyer agrees to use its reasonable best efforts to eliminate each and every impediment under any antitrust, competition or trade regulation Law that is asserted by any Governmental Authority or any other party so as to enable the Parties to close the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, the Parties understand and agree that the reasonable best efforts of either Party shall not obligate the Buyer or any of its Affiliates to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any similar action (or otherwise agreeing to do any of the foregoing) with respect to any business, asset or property that was owned by the Companies, their respective Subsidiaries, the Buyer or any of their respective Affiliates prior to the date hereof.

(d)    Subject to all applicable Laws, each Party will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 4.1 and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 4.1, the Party filing such amendment or supplement will promptly inform the other of such occurrence.
4.2    Maintenance of Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, the Companies shall and shall cause their respective Subsidiaries to (and the Sellers shall cause the Companies and their respective Subsidiaries to) use reasonable best efforts to (a) maintain their assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted), (b) maintain insurance reasonably comparable to that in effect on the date of the Latest Balance Sheets, and (c) maintain their books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet.
4.3    Operation of Business. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Companies shall and shall cause their respective Subsidiaries to (and the Sellers shall cause the Companies and their respective Subsidiaries to) use reasonable best efforts to (i) operate their business in the ordinary course of business consistent with past practice, (ii) preserve substantially intact their business organization and assets, (iii) keep available the services of their key officers, employees and independent contractors and (iv) keep and maintain their assets and properties in good operating condition and repair, ordinary wear and tear expected. Without limiting the generality of the foregoing, prior to the Closing, except as set forth on Section 4.3 of the Disclosure Schedules, the Companies and their respective Subsidiaries shall not (and the Sellers shall cause the Companies and their respective Subsidiaries not to):
(a)    amend its certificate of incorporation or by-laws (or similar constituent documents);
(b)    issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any shares of capital stock of the Companies or any of their respective Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Companies or any of their respective Subsidiaries;
(c)    declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;
(d)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(e)    adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(f)    execute any guaranty, issue any debt, borrow any money, make any loans or advances (other than loans to employees permitted by Section 4.3(l)), or otherwise incur or create any Indebtedness in excess of $100,000 individually or $250,000 in the aggregate (other than in the ordinary course of business consistent with past practice); provided, that in no event shall any Company or any of their respective Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money (except as required by this Agreement, including any repayment of Payoff Indebtedness);
(g)    purchase, sell, lease or dispose of or otherwise subject to any Encumbrance any material property or assets, other than (i) sell or transfer Inventory in the ordinary course of business consistent with past practice and (ii) consummate the transactions set forth in the Option Agreements, in accordance with the terms and conditions set forth therein;
(h)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;
(i)    sell, license, assign or abandon any material Intellectual Property Rights owned by the Companies or any of their Subsidiaries (except for (i) licenses granted in the ordinary course of business consistent with past practice and (ii) abandonment in the ordinary course of business consistent with past practice);
(j)    amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Companies’ or any of their respective Subsidiaries’ rights thereunder;
(k)    authorize, or make any commitment with respect to, any capital expenditures other than in accordance with the Companies’ 2019 capital expenditure budget (a copy of which has been made available to the Buyer), or fail to make any capital expenditures set forth in such budget; provided, however, that the Companies may amend line items within such budget from time to time without increasing or materially decreasing the total amount remaining to be expended under such budget;
(l)    (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for (A) normal merit and cost-of-living increases in salaries or wages of employees of the Companies or any of their Subsidiaries consistent with past practice, with the prior consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and (B) payment of employee holiday bonuses prior to December 31, 2019 consistent with past practice and which do not exceed $2,000,000 in the aggregate; (ii) grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Companies or any of their Subsidiaries, except for properly documented interest-free loans made to non-management employees consistent with past practice which do not exceed, individually, an amount equal to two (2) weeks’ pay for the borrower, (iii) hire or terminate any officer or employee with a base annual salary in excess of $200,000, other than terminations for cause; or (iv) establish, adopt, enter into, amend or terminate any Benefit Plan (or any arrangement that would be a Benefit Plan if in effect on the date hereof);
(m)    effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act and any similar state or local law (collectively, the “WARN Act”);
(n)    enter into any collective bargaining agreement, works council agreement, or agreement or arrangement with any union or labor organization;
(o)    permit the lapse of any existing policy of insurance relating to the business or assets of the Companies and their respective Subsidiaries;
(p)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;
(q)    make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
(r)    settle any claim, action, suit, inquiry, proceeding, audit or investigation, or any other arbitration, mediation or similar proceeding, where the Companies or their respective Subsidiaries are the defendant or are otherwise subject to a proceeding initiated by another Person seeking equitable relief or which is not insured and involves an amount in controversy greater than $25,000;
(s)    commence or settle any claim, action, suit, proceeding or arbitration brought or initiated by the Companies or their respective Subsidiaries against another Person seeking equitable relief or involving an amount in controversy greater than $100,000 (other than routine collection actions against customers); or
(t)    announce an intention or enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.
Notwithstanding the foregoing, nothing in Section 4.2 or this Section 4.3 shall prohibit the Companies and their respective Subsidiaries from taking any action or omitting to take any action (i) as required or permitted by this Agreement, (ii) as consented to in writing by the Buyer (such consent not to be unreasonably withheld, delayed or conditioned) or (iii) as required by Law.
4.4    Access. From the date hereof until the earlier of the Closing and the termination of this Agreement, the Companies shall and shall cause their respective Subsidiaries to (and the Sellers shall cause the Companies and their respective Subsidiaries to) afford, and cause their key management personnel, accountants and other representatives to afford, to the Buyer and its representatives, reasonable access, during normal business hours, and upon reasonable advance notice, to the Companies’ personnel, and to business, financial, legal, tax, compensation and other data and information concerning the Companies’ affairs and operations; provided, that the Buyer shall use its reasonable best efforts to conduct its due diligence review in a manner which will not disrupt the operation of the Companies’ businesses; provided further, that all requests for access shall be directed to Stephens Inc. (as representative for the Companies) or such other person as the Companies may designate from time to time. Notwithstanding the foregoing, (a) the Buyer shall not have access to personnel records of the Companies and their respective Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Sellers’ reasonable good faith opinion is sensitive or the disclosure of which could subject the Sellers, the Companies or any of their respective Subsidiaries to risk of liability; and (b) nothing herein shall require the Companies or the Sellers to provide access to, or to disclose any information to, the Buyer if such access or disclosure (i) would cause significant competitive harm to a Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) would require the Companies, any of their respective Subsidiaries, the Sellers or their respective Affiliates to disclose any financial or proprietary information of or regarding the Affiliates of the Companies or the Sellers (excluding the Subsidiaries of the Companies) or otherwise disclose information regarding the Affiliates of the Companies or the Sellers (excluding any Subsidiaries of the Companies) that the Companies reasonably deem to be commercially sensitive, (iii) would waive any legal privilege or (iv) would be in violation of applicable Law (including the HSR Act) or the provisions of any agreement to which the Companies, any of their respective Subsidiaries, the Sellers or any of their respective Affiliates is a party; provided, however, that the applicable Seller or Company party to such agreement shall use its reasonable best efforts to obtain consent to disclose such information thereunder. None of the Companies and their respective Subsidiaries nor the Sellers or their respective Affiliates and representatives make any representation or warranty as to the accuracy of any information (if any) provided or made available pursuant to this Section 4.4, and the Buyer and its Affiliates and representatives may not rely on the accuracy of any such information, in each case other than the representations and warranties expressly and specifically set forth in Article V or Article VI, as qualified by the Disclosure Schedules. The information provided or made available pursuant to this Section 4.4 will be governed by all the terms and conditions of the Confidentiality Agreement.
4.5    Title Policy. On or before the Closing Date, the Parties shall use their respective commercially reasonable efforts to cause the Title Company to, upon payment of the Title Company’s premium, issue each Title Policy. The cost of any title reports, each Title Policy, endorsements and affirmative coverages and any related new ALTA Survey for the Owned Real Property and Leased Real Property will be borne by the Buyer. The appropriate officers and directors of the Companies and the Sellers shall execute and deliver to the Title Company such reasonable affidavits, indemnification agreements and bonds as may be necessary to cause the Title Company to issue the endorsements and affirmative coverages included in each of the Title Proformas, including a non-imputation endorsement.
4.6    Intercompany Arrangements.
(a)    Prior to the Closing, the Sellers shall and shall cause their respective Affiliates to cancel, retire, payoff or otherwise extinguish (by way of capital contribution, cash settlement or as otherwise reasonably determined by such Seller) all contracts and agreements, and all payables and receivables under any arrangements by and among any Seller Person, on the one hand, and any Company or any Subsidiary of a Company, on the other hand, and all other intercompany advances, accounts, payables and receivables between any Company or any Subsidiary of a Company, on the one hand, and any Seller Person, on the other hand (excluding, however, any outstanding employee loans as described in Section 4.3(l)). The Sellers shall and shall cause their respective Affiliates to execute and deliver all termination and other appropriate documentation at or after the Closing as is reasonably requested by the Buyer to fully effectuate and document the provisions of this Section 4.6(a). “Seller Person” means each Seller, its Affiliates and its and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors and permitted assigns.
(b)    From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, each Seller does hereby, for itself and on behalf of each other Seller Person (each, a “Seller Releasing Party”), release, irrevocably waive and absolutely forever discharge the Companies and their respective Subsidiaries from and against all Seller Released Matters. “Seller Released Matters” means any and all rights, claims and causes of action against the Companies, their Affiliates their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors and permitted assigns relating to the Sellers’ ownership of the Companies, the operation of the Companies’ business or any contract or agreement with the Companies, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law), in each case, which occurred or existed prior to the Closing; provided, however, that nothing contained in this Section 4.6(b) shall release, discharge or waive the rights or obligations of any Person to the extent arising under this Agreement. It is the intention of the Sellers in providing this release to the Companies, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of the Companies from and against the Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Companies of all Seller Released Matters.
4.7    Exclusivity.
(a)    Each Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Sellers shall not, and shall take all action necessary to ensure that none of the Sellers, the Companies or any of their respective Affiliates, officers, directors employees and agents shall, directly or indirectly: (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Companies or their Subsidiaries or the assets of the Companies or their Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (B) to enter into any merger, consolidation or other business combination relating to the Companies or their Subsidiaries or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Companies or their Subsidiaries; or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

(b)    The Sellers’ Representative shall notify the Buyer promptly, but in any event within twenty-four (24) hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers shall not, and shall cause the Companies and their respective Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality agreement to which any Seller, Company or Subsidiary of a Company is a party, without the prior written consent of the Buyer.
4.8    R&W Insurance Policy. As of the date of this Agreement, the Buyer or its Affiliates have conditionally bound, or obtained an irrevocable commitment for the issuance of, a buy-side representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement and in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a copy of which has been furnished to the Sellers’ Representative, the “R&W Insurance Policy”). At such time as the Buyer obtains the final R&W Insurance Policy, the Buyer shall provide a copy of such policy to the Sellers’ Representative as promptly as practicable, including all riders, certificates, declarations and attachments thereto. All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy shall be borne by the Buyer, the R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the R&W Insurance Policy industry), the R&W Insurance Policy shall expressly waive any claims of subrogation, indemnification, contribution or other rights to pursue any claims against any Seller or the Sellers’ Representative (except claims for Fraud against the Sellers), and none of the Buyer or any of its Affiliates shall amend, waive, modify, cancel or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller severally represents and warrants to the Buyer that the statements in this Article V are correct as to such Seller, as applicable, except as set forth in the confidential disclosure schedules set forth in the letter, dated as of the date of this Agreement, delivered by the Sellers to the Buyer in connection with the execution and delivery of this Agreement (collectively, the “Disclosure Schedules”). Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
5.1    Capacity, Organization and Power. With respect to each Seller that is an entity or other organization, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has the requisite power, authority and legal capacity to enter into this Agreement and the other agreements and instruments contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. With respect to each individual Seller, such Seller has the requisite legal capacity to enter into this Agreement and the other agreements and instruments contemplated hereby to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder.

5.2    Title to Securities. Each Seller legally and beneficially owns and controls all of the Securities shown as being owned by such Seller in Section 5.2 of the Disclosure Schedules, and at the Closing, such Seller shall deliver to the Buyer good and marketable title to such Securities, free and clear of all Encumbrances, except (a) restrictions on transfer arising under applicable Law and (b) for Encumbrances arising from acts of the Buyer or its Affiliates.
5.3    Authority; Noncontravention.
(a)    With respect to each Seller that is an entity or organization, the execution, delivery and performance of this Agreement by such Seller and all of the other agreements and instruments contemplated hereby to which such Seller is a party has been duly authorized by such Seller, and no other corporate act or other proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby or thereby.
(b)    This Agreement has been duly executed and delivered by such Seller and constitutes such Seller’s valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. Except for compliance with any applicable requirements of the HSR Act, such Seller’s execution and delivery of this Agreement and all of the other agreements and instruments contemplated hereby to which such Seller is or will be a party and its fulfillment of and compliance with the respective terms hereof and thereof do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a violation or default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon such Seller’s Securities, property or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in the loss of any benefit pursuant to, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, (1) its charter documents, by-laws or other constituent documents, as applicable, (2) any Law to which such Seller is subject, or (3) any material agreement, instrument, license, permit, order, judgment or decree to which such Seller is subject, with only such exceptions in the case of clauses (2) and (3) as would not reasonably be expected to, individually or in the aggregate, be material to the Companies and their respective Subsidiaries.
5.4    Governmental Authorities and Consents. Other than compliance with and filings under the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, or any other action by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other agreement or instrument contemplated hereby by such Seller or the consummation by such Seller of the transactions contemplated hereby or thereby.
5.5    Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to such Seller’s knowledge, threatened against or affecting such Seller, at law or in equity, or before or by any federal, state, provincial, municipal or other Governmental Authority which would reasonably be expected to, individually or in the aggregate, be material to the Companies and their respective Subsidiaries.

5.6    Brokerage. Except for Stephens, Inc. whose fees will be paid by the Companies and will constitute Company Transaction Expenses, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on its behalf who might be entitled to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon it.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
The Companies represent and warrant to the Buyer that the statements in this Article VI are correct, except as set forth in the Disclosure Schedules.
6.1    Capacity, Organization and Corporate Power. Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has the requisite power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Each Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of each Company’s organizational documents have been furnished to the Buyer’s counsel and reflect all amendments made thereto at any time prior to the date of this Agreement, are correct and complete and are in full force and effect.
6.2    Securities and Related Matters. Section 6.2 of the Disclosure Schedules lists the number of each class and series of authorized and issued and outstanding Securities of each Company with the name of the record and beneficial holder of such Securities. All of the issued and outstanding Securities of each Company have been duly authorized, are validly issued, fully paid, and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. No Company has outstanding any Securities convertible or exchangeable for any other Securities of such Company or containing any profit participation features, nor any rights or options to subscribe for or to purchase such Company’s Securities or any stock appreciation rights or phantom stock plan. No Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Securities or any warrants, options or other rights to acquire its Securities. There are no binding agreements to which any Seller or a Company is a party with respect to the voting or transfer of such Company’s Securities.
6.3    Authorization; Noncontravention.
(a)    The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which each Company is a party are within such Company’s powers and have been duly authorized by such Company, and no other act or other proceeding on the part of such Company or its boards of directors or other governing authority are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

(b)    This Agreement has been duly executed and delivered by each Company and constitutes a valid and binding obligation of such Company, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. Except for compliance with any applicable requirements of the HSR Act, the execution and delivery by each Company of this Agreement and all of the other agreements and instruments contemplated hereby to which such Company is or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a violation or default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon such Company’s Securities or property or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in the loss of any benefit pursuant to or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, such Company’s (1) organizational constituent documents, (2) any Law to which such Company is subject or (3) any material agreement, instrument, license, permit, order, judgment or decree to which such Company is subject.
6.4    Subsidiaries.
(a)    Each Subsidiary of a Company is duly formed and validly existing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has all necessary power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Each Subsidiary of a Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of each such Subsidiary’s organizational or constituent documents have been made available to the Buyer’s counsel and reflect all amendments made thereto at any time prior to the date of this Agreement, are correct and complete and are in full force and effect.
(b)    Section 6.4(b) of the Disclosure Schedules lists the number of each class and series of authorized and issued and outstanding securities in the capital of each Subsidiary of each Company together with the name of the record and beneficial holder of such securities. All of the issued and outstanding securities in the capital of each Subsidiary of each Company have been duly authorized, are validly issued, fully paid, and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. None of the Subsidiaries of any Company has outstanding any securities convertible or exchangeable for any other securities of such Subsidiary or containing any profit participation features, nor any rights or options to subscribe for or to purchase any securities of such Subsidiary or any stock appreciation rights or phantom stock plan. None of the Subsidiaries of any Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of securities of such Subsidiary or any warrants, options or other rights to acquire such Subsidiary’s securities. There are no agreements with respect to the voting or transfer of the securities of any Subsidiary of any Company.

(c)    Except for the securities listed on Section 6.4(b) of the Disclosure Schedules, no Company or its Subsidiaries owns, directly or indirectly, any equity interest in, or voting security of, any other Person or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity interest or voting security. None of the Companies or any of their respective Subsidiaries is under any current or prospective obligation to make any loan or capital contribution to or other investment in, or assume any liability or obligation of, any Person (other than another Company or a Subsidiary of a Company).
6.5    Financial Statements; No Undisclosed Liabilities.
(a)    Section 6.5(a) of the Disclosure Schedules contains the following financial statements:
(i)    the audited consolidated balance sheet of Industries and its Subsidiaries as of December 31, 2018, and related audited consolidated statements of income, changes in shareholder’s equity and cash flows for the fiscal year then ended;
(ii)    the unaudited consolidated balance sheet of Industries and its Subsidiaries as of October 31, 2019, and the related unaudited consolidated statement of income for the ten (10)-month period then ended;
(iii)    the audited consolidated balance sheet of Holmes Road and its Subsidiary and Affiliate as of December 31, 2018, and related audited consolidated statements of income, changes in shareholder’s equity and cash flows for the fiscal year then ended; and
(iv)    the unaudited consolidated balance sheet of Holmes Road and its Subsidiary and Affiliate as of October 31, 2019 (together with the unaudited consolidated balance sheet of Industries and its Subsidiaries referenced in clause (ii) above, the “Latest Balance Sheets”), and the related unaudited consolidated statement of income for the ten (10)-month period then ended.
(b)    Each of the foregoing financial statements (including in all cases the notes thereto, if any) is correct and complete in all material respects and has been prepared in accordance with the information contained in the books and records of the Companies and their respective Subsidiaries and Affiliates, as applicable, fairly presents in all material respects the financial condition and operating results of such entities for the periods covered thereby, and has been prepared in accordance with GAAP as in effect from time to time consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto), subject, in the case of the unaudited financial statements, to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments that are not, individually or in the aggregate, material. The books of account and financial records of the Companies and their respective Subsidiaries and Affiliates are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(c)    Except as and to the extent adequately accrued or reversed against in the Latest Balances Sheets, none of the Companies or any of their respective Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP or the Accounting Methods to be reflected in a consolidated balance sheet of any Company or its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheets, that are not, individually or in the aggregate, material to the Companies or any of their Subsidiaries.
6.6    Absence of Certain Developments. Since the date of the Latest Balance Sheets, (a) there has occurred no fact, event or circumstance which has had or would have, individually or in the aggregate, a Material Adverse Effect, and (b) none of the Companies nor any of their respective Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, which amount to more than $25,000 individually or $100,000 in the aggregate and are not covered by insurance. Except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheets, the Companies have not engaged in any material transaction that was not in the ordinary course of business. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or as disclosed on Section 6.6 of the Disclosure Schedules, since the date of the Latest Balance Sheets, the Companies have not taken any action that would have been prohibited by Section 4.3 if it had been taken after the date hereof and prior to the Closing Date.
6.7    Contracts and Commitments.
(a)    Section 6.7(a) of the Disclosure Schedules sets forth each written contract or agreement (other than this Agreement) and a description of each oral contract or agreement to which any Company or any Subsidiary of a Company is a party or by which its properties are bound, in each case, as of the date of this Agreement (each, a “Material Contract”):
(i)    that is a collective bargaining agreement or other contract or agreement with any labor organization representing business employees;
(ii)    pursuant to which any Company or any Subsidiary of a Company is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any other Person, in each case, in an amount exceeding, individually, $100,000;
(iii)    that evidences (A) outstanding Indebtedness, (B) any guarantee, covenant, indemnity, surety bond, letter of credit, comfort letter or similar assurance of credit support provided by any Company or any Subsidiary of a Company with respect to any obligation of any other Person or (C) any guarantee, covenant, indemnity, surety bond, letter of credit, comfort letter or similar assurance of credit support provided by any Company or any Subsidiary of a Company with respect to any obligation of such Company or such Subsidiary, in the case of each of clauses (A) through (C), in an amount exceeding, individually, $100,000;

(iv)    that mortgages, pledges, or otherwise places an Encumbrance (other than Permitted Encumbrances) on, any material asset or material group of assets of the Companies or their respective Subsidiaries, including the Company Personal Property, Owned Real Property and Leased Real Property;
(v)    pursuant to which any Company or one of its Subsidiaries is the lessee or lessor of or holds or operates, or makes available for use to any Person (other than a Company or one of its Subsidiaries) any (A) tangible personal property, or (B) real property, and, in the case of clause (A), that involves an aggregate future or potential liability or receivables, as the case may be, in excess of $100,000;
(vi)    that is with the same party or group of affiliated parties and the performance of which involves consideration, individually or in the aggregate, in excess of $100,000;
(vii)    that (A) prohibits any Company or its Subsidiaries from freely engaging in any business or competing anywhere in the world or (B) contains a grant of exclusivity by such Company or its Subsidiaries to any other Person;
(viii)    (A) pursuant to which any Company or any of its Subsidiaries is obligated to make aggregate future payments to any other Person, or pursuant to which any Company or any of its Subsidiaries is entitled to receive aggregate future payments from any other Person, in excess of $100,000 during any twelve-month period, other than any purchase order or sales order entered into in the ordinary course of business, or (B) that has a term greater than one year and is not terminable by such Company or such Subsidiary without penalty by notice of not more than 180 days;
(ix)    that was entered into in the past three years and pursuant to which any Company or any Subsidiary of a Company disposed of any asset, property or business for consideration exceeding $100,000 and has a continuing obligation to indemnify any other Person;
(x)    pursuant to which any Company or any of its Subsidiaries is (A) a licensee of any Intellectual Property Rights that are material to the business as currently conducted, or (B) a licensor of any right to use Company Intellectual Property;
(xi)    that creates or involves any material joint venture, partnership or similar arrangement;
(xii)    with any Governmental Authority;
(xiii)    that requires a consent to, or that would prohibit, delay or give the counterparty thereto any termination right as a result of, the consummation of the transactions contemplated by this Agreement;
(xiv)    to which any Seller or any of its Affiliates (other than the Companies or their respective Affiliates), or any officer or director of a Seller or any of its Affiliates, is a party, in each case, other than (A) any contract that will expire or be terminated at or prior to the Closing, (B) any Benefit Plan and (C) any contract that, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Companies and their respective Subsidiaries; or

(xv)    relating to settlement of any administrative or judicial proceedings within the past five (5) years which was not covered by insurance and which exceeded $100,000.
(b)    Each of the contracts, leases, agreements and instruments listed or required to be listed on Section 6.7(a) of the Disclosure Schedules is in full force and effect and will continue to be in full force and effect immediately following the consummation of the transactions contemplated by this Agreement, and is the legal, valid and binding obligation of the Company or its Subsidiary which is or are party thereto, and, to the knowledge of the Companies, of the other parties thereto, enforceable against each of them in accordance with its terms. None of the Companies or their respective Subsidiaries is or has received any notice alleging that such Company or its Subsidiary is (or, with or without notice or lapse of time or both, would be) in default under any contract, lease, agreement and instrument listed on Section 6.7(a) of the Disclosure Schedules. To the knowledge of the Companies, the other parties to each of the contracts, leases, agreements and instruments listed on Section 6.7(a) of the Disclosure Schedules are not (or, with or without notice or lapse of time or both, would not be) in default thereunder. The Companies have made available to the Buyer true and correct copies of each contract, lease, agreement or instrument listed on Section 6.7(a) of the Disclosure Schedules, together with all amendments, modifications or supplements thereto in effect on the date hereof.
6.8    Intellectual Property Rights.
(a)    Section 6.8(a) of the Disclosure Schedules contains a list of all issued patents, trademark registrations, copyright registrations, and Internet domain names, and applications for the foregoing, in each case, that are owned by any of the Companies or their respective Subsidiaries and material to the operation of the business of the Companies and their respective Subsidiaries (the “Company Intellectual Property”). The Companies or their respective Subsidiaries, as applicable, own the Company Intellectual Property listed on Section 6.8(a) of the Disclosure Schedules, free and clear of Encumbrances other than Permitted Encumbrances.
(b)    There is no claim pending and, to the knowledge of the Companies, during the previous five (5) years, no claim has been alleged or threatened, against any Company or any Subsidiary of a Company by any Person nor, to the knowledge of the Companies, is there any ground for any claim: (i) to the effect that the development, import, export, marketing, manufacture, sale, licensing, disclosure, distribution or use of any products as now offered, used, sold or licensed or proposed for use, sale or license by any Company or any of its Subsidiaries misappropriates, infringes or violates a third party’s Intellectual Property Rights, (ii) against the use by any Company or any of its Subsidiaries of any Company Intellectual Property in the business as currently conducted or (iii) challenging the validity, ownership, effectiveness or enforceability of any of the Company Intellectual Property. To the knowledge of the Companies, no Person claims the right to use any Mark that is identical, or confusingly similar, to any of the Marks comprising Company Intellectual Property. To the knowledge of the Companies, there is no unauthorized use, disclosure, dissemination, infringement or misappropriation of any of Company Intellectual Property by any third party, including any employee or former employee of any Company or any of its Subsidiaries.

(c)    Except as set forth in Section 6.8(c) of the Disclosure Schedules, as of the date of this Agreement, no Company or any of its Subsidiaries is a party to any material license, consent or agreement for the use of any Intellectual Property Rights owned by any other Person, other than non-exclusive licenses (including sublicenses) (i) for commercially available software or (ii) granted in the ordinary course of business.
(d)    To the knowledge of the Companies, no third party is infringing, diluting, misappropriating or otherwise violating any item of the Company Intellectual Property.
(e)    To the knowledge of the Companies, the conduct of business by each Company and its Subsidiaries does not infringe, dilute, misappropriate or otherwise violate, and the Companies and their respective Subsidiaries are not infringing, diluting, misappropriating or otherwise violating and in the past five (5) years have not infringed, diluted, misappropriated or otherwise violated, the Intellectual Property Rights of any third party.
(f)    All registered, granted or issued Intellectual Property Rights comprising Company Intellectual Property are valid and subsisting, have not been canceled, abandoned or otherwise terminated and, if applicable, have been duly issued or filed, and none have been or currently are involved in any interference, reissue, reexamination, nullification, opposition, concurrent use, cancellation or similar proceeding. The Companies or their respective Subsidiaries, as applicable, are listed in the records of the appropriate U.S., state or foreign registry as the sole current owner of record for each listed application or registration set forth in Section 6.8(a) of the Disclosure Schedules, and no third party has any ownership interest, or right to claim any ownership interest in any such listed application or registration.
(g)    The Companies and their respective Subsidiaries have implemented commercially reasonable measures to protect and preserve the confidentiality of all Trade Secrets (including Trade Secrets of any other Person disclosed pursuant to a written non-disclosure agreement binding on any of the Companies or any of their respective Subsidiaries) used in the business as currently conducted. No such Trade Secrets have been disclosed by the Companies or any of their respective Subsidiaries to any Person except pursuant to valid and enforceable non-disclosure agreements or other written agreement entered into in the ordinary course of business.
(h)     To the knowledge of the Companies, no employee, consultant, contractor or agent of any of the Companies or any of their respective Subsidiaries is in breach of any agreement with any former employer or other third party concerning the Company Intellectual Property.
(i)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Companies’ or any of their respective Subsidiaries’ right to own, use, or hold for use any Intellectual Property Rights as owned, used, or held for use (including for defensive purposes) in the conduct of its business as currently conducted. No current or former partner, director, officer, stockholder, or employee of any of the Companies or any of their respective Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any rights in or to any of the Company Intellectual Property.

(j)    The information technology systems of the Companies and their respective Subsidiaries (the “IT Systems”), and all components thereof, are in satisfactory working order and, to the knowledge of Companies, have been designed or configured and maintained to meet industry standard security, backups, disaster recovery arrangements and hardware and software support and maintenance. To the knowledge of the Companies, there have been no unauthorized intrusions or breaches of the security of the IT Systems.
(k)    In connection with any collection of personally identifiable information or non-public data, in the past five (5) years, the Companies and their respective Subsidiaries have complied in all material respects with all applicable Laws relating to the collection, use, storage and processing of any personally identifiable information or non-public data collected or processed by the Companies or their respective Subsidiaries or, to the knowledge of the Companies, by third parties having authorized access to the IT Systems or records of the Companies or their respective Subsidiaries.
(l)    The Companies and their respective Subsidiaries have not (i) suffered any personal data breach or cybersecurity incident that has permitted any unauthorized access to the personally identifiable information or non-public data under its control or possession; or (ii) received any notice, request or other written communication from any Governmental Authority, or been subject to any enforcement action (including any fines or other sanctions) or proceeding, in each case relating to a breach or alleged breach of their obligations under Laws relating to data privacy, data security or data protection or any other Laws applicable to cybersecurity that would reasonably be expected, individually or in the aggregate, to be material to the Companies.
(m)    All of the domain names identified in Section 6.8(a) of the Disclosure Schedules are registered in the name of, or in an account used for the benefit of the Companies and their respective Subsidiaries. Except as set forth in Section 6.8(m) of the Disclosure Schedules, the Companies and their respective Subsidiaries are currently in material compliance with all contracts and agreements with the third-party companies with whom the domain names are registered, and there have been no complaints, disputes or proceedings (including any Uniform Domain-Name Dispute Resolution Policy proceedings) filed by or on behalf of or against the Companies or their respective Subsidiaries with respect to such domain names.
6.9    Litigation.
(a)    There are no actions, suits or proceedings pending or, to the Companies’ knowledge, threatened against any of the Companies or their respective Subsidiaries, at law or in equity, or before or by any Governmental Authority.
(b)    No Company or any of its Subsidiaries is subject to, or in default under, any material restraining order, injunction or other judgment, order or decree issued or granted by a Governmental Authority having jurisdiction over the subject matter thereof and any Person or property bound thereby, nor, to the knowledge of Companies, has any such material restraining order, injunction or other judgment order or decree been threatened.

(c)    There is no proceeding by any Company or any of its Subsidiaries pending, or which any Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
6.10    Compliance with Laws. The Companies and their respective Subsidiaries are in compliance in all material respects with all applicable Laws relating to the operation of their respective businesses and the maintenance and operation of their respective properties and assets, and no notices have been received by, and no claims have been filed against, any of the Companies or their respective Subsidiaries alleging noncompliance of any such Laws.
6.11    Permits.
(a)    Section 6.11 of the Disclosure Schedules sets forth a list of each material license, certificate, permit, authorization, registration or approval issued or granted by a Governmental Authority required for the conduct of the business of the Companies and their respective Subsidiaries as presently conducted (each, a “Company Permit”).
(b)    Except with respect to Company Environmental Permits, which are addressed in Section 6.12 (Environmental Matters):
(i)    Each Company or its Subsidiary, as applicable, validly holds each Company Permit and is and has been in material compliance with each Company Permit, and there is no lawsuit, claim, suit, action, audit, investigation, arbitration or similar legal proceeding pending to revoke, terminate, suspend or cancel any Company Permits. No event has occurred that (with or without notice or lapse of time, or both) would constitute a default under, or violation of, in any material respect, any Company Permit.
(ii)    No Company or its Subsidiary has received any written notice, the subject matter of which remains unresolved or which was received in the past five (5) years, of any lawsuit, claim, suit, action, audit, investigation, arbitration or similar legal proceeding relating to the revocation, nonrenewal or modification of any Company Permit. No Company Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of any Seller, Company, or its Subsidiary.
(iii)    None of the Company Permits will be impaired or adversely affected by the consummation of the transactions contemplated by this Agreement, and each Company Permit will remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.
6.12    Environmental Matters.
(a)    Section 6.12(a) of the Disclosure Schedules sets forth a list of each material license, certificate, permit, authorization, registration or approval issued or granted by a Governmental Authority pursuant to or required under any Environmental Law (each, a “Company Environmental Permit”).
(b)    Except as disclosed in Section 6.12(b) of the Disclosure Schedules:
(i)    Since January 1, 2015, the Companies and their respective Subsidiaries have been in compliance in all material respects with all Environmental Laws;

(ii)    Since January 1, 2015, each Company or its Subsidiary, as applicable, has validly held and has been in material compliance with each Company Environmental Permit, and there is no lawsuit, claim, suit, action, audit, investigation, arbitration or similar legal proceeding pending to revoke, terminate, suspend or cancel any such Company Environmental Permit. No event has occurred that (with or without notice or lapse of time, or both) would constitute a default under, or violation of, in any material respect, any Company Environmental Permit;
(iii)    Since January 1, 2015, no Company or any of its Subsidiaries has received any written or, to the knowledge of the Companies, other communication, the subject matter of which remains unresolved from a Governmental Authority or other Person (i) alleging that any Company or its Subsidiary is in violation of any applicable Environmental Law, (ii) alleging that any Company, its Subsidiary or any predecessor thereof is a potentially responsible party or requesting information under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (iii) regarding any investigation, remediation or corrective obligation, relating to a Company, its Subsidiaries, the Owned Real Property or the Leased Real Property or (iv) regarding any material liability or obligation arising under Environmental Laws;
(iv)    No lawsuit, claim, suit, action, audit, investigation, arbitration or similar legal proceeding is pending or, to the knowledge of Companies, has been threatened against any Company or any of its Subsidiaries since January 1, 2015 alleging any (i) non-compliance by any Company or any of its Subsidiaries with any applicable Environmental Law or any Company Environmental Permit or (ii) material liability or obligation arising under Environmental Laws;
(v)    None of the Company Environmental Permits will be materially impaired or materially adversely affected by the consummation of the transactions contemplated by this Agreement, and each Company Environmental Permit will remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement;
(vi)    Hazardous Materials have not been treated, stored, disposed, generated or released by any Company or any of their respective Subsidiaries or, to the knowledge of the Companies, by any predecessor thereof or any other Person for whom the Companies or their respective subsidiaries may be held responsible under any Environmental Law at, on or under the Owned Real Property, Leased Real Property or any property owned, leased or operated by any Company, any of their respective Subsidiaries or any predecessor thereof since January 1, 2015, in each case, in material violation of Environmental Laws or in a manner that could reasonably be expected to result in any material liability to or obligation of any Company or any of its Subsidiaries under any applicable Environmental Law;
(vii)    There is no asbestos or asbestos-containing material that must be removed, abated or encapsulated to comply with applicable Environmental Laws located at or on any Owned Real Property or Leased Real Property.

(viii)    There is not currently, nor has there been since January 1, 2015, any leaking underground storage tanks in which Hazardous Materials are being or have been treated, stored or disposed of on any Owned Real Property or Leased Real Property and for which the Companies or their respective Subsidiaries would be required to perform remedial or corrective action in order to comply with Environmental Laws;
(ix)    All mining, processing, storage, transportation, production or other facilities located in or on the Owned Real Property or Leased Real Property, or lands pooled or unitized therewith, that have been abandoned by any Company, any of its Subsidiaries or any of their predecessors in interest for which such Company or such Subsidiary may have continuing responsibility, have been abandoned in accordance in all material respects with any lease provisions from the land owner (in the case of Leased Real Property), and in material compliance with all applicable Laws and all applicable Company Environmental Permits. Each Company or its Subsidiary, as applicable, has fully performed any Abandonment and Reclamation Obligations required to be performed by it since January 1, 2015. All Abandonment and Reclamation Obligations currently pending, in process or, to the knowledge of Companies, to be performed in the future have been described on Section 6.12(b)(ix) of the Disclosure Schedules;
(x)    No Company or any of its Subsidiaries has assumed or provided an indemnity for, either contractually or by operation of Law, any material liabilities or obligations arising under Environmental Law (including Abandonment and Reclamation Obligations) of a third party that would reasonably be expected to form the basis of a lawsuit, claim, suit, action, audit, investigation, arbitration or similar legal proceeding against such Company or Subsidiary; and
(xi)    The Companies have made available the Buyer (i) copies of all material environmental reports and audits and all material correspondence since January 1, 2016 relating to environmental matters pertaining to the Leased Real Property and the Owned Real Property, and (ii) copies of all material correspondence since January 1, 2016 relating to environmental matters pertaining to any real property formerly owned, leased, or operated by any Company or any of its Subsidiaries, in each case that are within the Companies’ or their Subsidiaries’ possession or control and (iii) copies of all Company Environmental Permits.
6.13    Employees.
(a)    Section 6.13(a) of the Disclosure Schedules contains a complete and accurate list of each employee of the Companies and any of their respective Subsidiaries, setting forth the (i) name, (ii) title, (iii) current annual base salary or hourly wage rate, (iv) annual rate of cash bonus potential; (v) date of hire (and any other service crediting date), (vi) all vacation and personal holiday pay accruals, and (vii) leave status (including type of leave and expected date of return to work). Since the date of the Latest Balance Sheets, there has not been any material change in the compensation of any officers or employees of the Companies or any of their respective Subsidiaries.
(b)    (i) The Companies and their respective Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor (including provisions thereof relating to labor or employment standards, human rights, labor relations, workers compensation, wages, hours, pay equity, classification of employees and independent contractors, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, termination, leaves of absence and unemployment insurance), and the Companies and their respective Subsidiaries have not had any threatened or actual strikes, picketing, labor disputes, slowdowns, or work stoppages or material grievances in the past five (5) years; and (ii) none of the Companies or their respective Subsidiaries nor, to the Companies’ knowledge, any employees of the Companies or any of their respective Subsidiaries, are subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements affecting or in conflict with the present business activities of the Companies, except for agreements between the Companies and their present and former employees.
(c)    None of the Companies or their respective Subsidiaries is party to or bound by any collective bargaining agreement or similar agreement with any labor organization. To the Companies’ knowledge, there are no threatened or apparent union organizing activities involving employees of the Companies or their respective Subsidiaries, nor to the knowledge of the Companies have there been any such activities in the last five (5) years.
(d)    The Sellers do not anticipate or have any reason to believe that there will be, any adverse change in relations with key employees of the Companies as a result of the announcement of the transactions contemplated by this Agreement. To the knowledge of the Companies, no current officer of the Companies or any of their respective Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.
(e)    Neither the Companies nor any of their respective Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Companies, any of their respective Subsidiaries or any of their officers has received within the past five (5) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Companies or any of their respective Subsidiaries and, to the knowledge of the Companies, no such investigation is in progress.
(f)    The Companies and each of their respective Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Companies or any of their respective Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Companies and each of their respective Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.
6.14    Employee Benefit Plans.
(a)    Section 6.14(a) of the Disclosure Schedules sets forth an accurate and complete list of each material Benefit Plan.

(b)    The Sellers have made available to the Buyer a true and complete copy of each Benefit Plan (or a written description of each Benefit Plan that is not in writing) and have delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each Benefit Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each Benefit Plan and (v) the most recently prepared actuarial report and financial statements in connection with each Benefit Plan. Each Benefit Plan has been established and maintained in material compliance with the terms thereof and all applicable Laws, including ERISA and the Code. Each of the Companies and their respective Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Benefit Plan, nor do the Companies have any knowledge of any such default or violation by any other party to any Benefit Plan.
(c)    Except as required by applicable Law, since the date of the Latest Balance Sheets, there have been no material amendments, improvements, increases or changes to or promised material amendments, improvements, increases or changes to the benefits provided under any Benefit Plan. Neither the Companies nor any of their Subsidiaries has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. All employer or employee payments, contributions and premiums required to be remitted or paid to or in respect of each Benefit Plan have been paid or remitted on or before their due dates in accordance with the terms thereof and all Laws, and no material Taxes, penalties or fees are owing under any Benefit Plan. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance. As of the Closing Date, no Benefit Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.
(d)    There are no actions, claims, suits or proceedings pending or, to the knowledge of Companies, threatened, anticipated or expected to be asserted involving any Benefit Plan, any related trust, other funding medium or its assets or with respect to the Companies as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, and to the knowledge of the Companies, no facts exist that would reasonably be expected to give rise to any such action, suit or proceeding.
(e)    None of the Benefit Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Companies or any of their respective Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Benefit Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Companies or any of their respective Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement; or (iii) obligates the Companies or any of their respective Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement. Each of the Benefit Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.
(f)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received or is entitled to rely upon a timely favorable opinion letter from the IRS. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. No fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust.
(g)    There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan. None of the Companies or any of their respective Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.
(h)    Except as required by applicable Law, none of the Benefit Plans provide for health, disability or life insurance benefits beyond retirement or other termination of service to former employees of the Companies or their respective Subsidiaries or to the beneficiaries or dependents of such former employees.
(i)    No Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Companies, the subject of an audit, investigation or examination by any Governmental Authority.
(j)    No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Sections 412 or 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any funding requirement under Section 412 of the Code has occurred with respect to any Benefit Plan.
(k)    The Companies and their respective Subsidiaries do not maintain any Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the Patient Protection and Affordable Care Act. The Companies and their respective Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.
(l)    With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005‑1) at any time after October 3, 2004.
(m)    The Companies and their respective Subsidiaries are not obligated to make any payments, including under any Benefit Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.
6.15    Insurance. Section 6.15 of the Disclosure Schedules contains a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Companies and their respective Subsidiaries together with the carriers and liability limits for each such policy. Each such policy is in full force and effect as of the Closing, and no application for any such policy included a material misstatement or omission. None of the Companies or their respective Subsidiaries has received written or, to the knowledge of the Companies, oral notice of cancellation, non-renewal, disallowance, material premium increases or reduction in coverage with respect to any such insurance policy, and none of the Companies or their respective Subsidiaries is in default in any material respect with respect to its obligations under any such insurance policy. No claim currently is pending under any such policy involving an amount in excess of $100,000. Section 6.15 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The business of the Companies and their respective Subsidiaries has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
6.16    Tax Matters.
(a)    The Companies and their respective Subsidiaries, and any Affiliated Group, have timely filed all Tax Returns required to be filed by them, and each such Tax Return has been prepared in material compliance with all applicable Laws. All Taxes due and payable by the Companies and their respective Subsidiaries and any Affiliated Group have been paid and the Companies and their respective Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.
(b)    (i) None of the Companies or their respective Subsidiaries, nor any Affiliated Group, has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed and (ii) none of the Companies or their respective Subsidiaries, nor any Affiliated Group, has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority.
(c)    There is no material dispute or claim concerning any Tax liability of the Companies or their respective Subsidiaries, or any Affiliated Group, either claimed or raised by any taxing authority in writing.

(d)    There are no Encumbrances (other than Permitted Encumbrances) for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Companies or their respective Subsidiaries.
(e)    None of the Companies or their respective Subsidiaries is party to or bound by any Tax allocation or Tax sharing agreement (other than any agreement entered into in the ordinary course of business not primarily related to Taxes and under which none of the Companies or any of their respective Subsidiaries has any material liability for Taxes).
(f)    The aggregate unpaid Taxes of the Companies and their respective Subsidiaries (i) did not, as of the date hereof, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheets and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies and their respective Subsidiaries in filing their Tax Returns. Since the date of the Latest Balance Sheets, none of the Companies or their respective Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(g)    Each Tax election made by or with respect to any of the Companies or their respective Subsidiaries (including any “S corporation” election under Section 1362(a) of the Code, as applicable) was timely and properly made.
(h)    Industries is, and has been at all times since January 1, 2011, a validly electing “S corporation” under Section 1362 of the Code and any corresponding provision of state or local Tax Law. Each direct or indirect Subsidiary of Industries is, and has been at all times since January 1, 2011, a valid “qualified subchapter S subsidiary” pursuant to Section 1361(b)(3)(B) of the Code and any corresponding provision of state or local Law.
(i)    Holmes Road is, and has been at all times since January 1, 2004 a validly electing “S corporation” under Section 1362 of the Code and any corresponding provision of state or local Tax Law. Holmes Road is the sole member of Cherry Land Holdings, LLC, which is a disregarded entity for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1). Holmes Road has no Subsidiaries other than Cherry Land Holdings, LLC.
(j)    Each of Cherry Crawford and Selinsky is classified as a partnership under Treasury Regulations Section 301.7701-3(b)(1)(i) for federal income Tax purposes. None of Cherry Crawford or Selinsky has any Subsidiaries.
(k)    None of the Companies or their respective Subsidiaries will be liable for any Tax under Section 1374 of the Code or any corresponding or similar provision of state or local Law.
(l)    None of the Companies (or any of their respective Subsidiaries) has any liability for Taxes of any Person (other than the Companies) (i) under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax law, (ii) as transferee or successor or (iii) by written contract.

(m)    None of the Companies or their respective Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority entered into on or prior to the Closing Date or any prepaid amount received on or prior to the Closing.
Each reference to any Company or any Subsidiary in this Section 6.16 shall include references to any Person which merged with and into or liquidated into such Company or such Subsidiary, as applicable.
6.17    Brokerage. Except for Stephens Inc. whose fees will be paid by the Companies, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Companies who might be entitled to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Companies.
6.18    Affiliated Transactions. No officer, director, stockholder, member, manager, partner, key employee or Affiliate of any of the Companies or their respective Subsidiaries, including to the Companies’ knowledge any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any material beneficial interest, is a party to any material agreement, contract, commitment or transaction with any of the Companies or their respective Subsidiaries or has any material interest in any property used by any of the Companies or their respective Subsidiaries.
6.19    Properties.
(a)    Each Company or such Company’s Subsidiaries, as applicable, owns good and marketable title to, or holds a valid leasehold interest in, all of the material tangible personal property used by such Company or its Subsidiaries, as applicable, in the conduct of its business (the “Company Personal Property”), free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances that will be terminated at or prior to the Closing. The Company Personal Property (i) has been maintained in all material respects in accordance with generally accepted industry practice, (ii) is in all material respects in good operating condition and repair, ordinary wear and tear excepted and (iii) is in suitable and adequate condition for the uses to which it is being put. No Company or any of its Subsidiaries has deferred, outside of the ordinary course of business consistent with past practice, any material maintenance of any Company Personal Property. All material Company Personal Property is located on the Owned Real Property or the Leased Real Property.
(b)    Section 6.19(b) of the Disclosure Schedules contains a list of (i) all real property of which any of the Companies or their respective Subsidiaries is a lessee, sublessee or licensee or otherwise has a right to use or occupy (such real property, together with such Company’s or such Subsidiary’s right, title and interest in all buildings, improvements, facilities, systems and fixtures thereon and all water rights, easements, rights and other appurtenances thereto, the “Leased Real Property”) and (ii) all leases pursuant to which the Companies or Subsidiaries lease the Leased Real Property (each, a “Lease”). The Companies have delivered to the Buyer a true and complete copy of each Lease. With respect to the Leased Real Property: (i) each Company or a Subsidiary of a Company, as applicable, has a valid and enforceable leasehold interest in such Leased Real Property; (ii) no portion of the Leased Real Property is the subject of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property; (iii) all rents, additional rents, and other sums, expenses and charges due and payable by the Companies or any of their respective Subsidiaries pursuant to the Leases have been timely paid in full, (iv) each of the Leases is valid and in full force and effect, and there is no breach, default, or event of default by any of the Companies or their respective Subsidiaries under the Leases, and there is no occurrence, condition or act which, with the giving of notice, the passage of time or the happening of a further event or condition would become a default or event of default by any of the Companies or their respective Subsidiaries under the Leases or would permit the termination, modification or acceleration of rent thereunder, (v) there are no material disputes with the lessor with respect to any of the Leases, (vi) none of the Companies nor any of their respective Subsidiaries owes any unpaid brokerage commissions with respect to the Leases and (vii) none of the Companies nor any of their respective Subsidiaries has received notice from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws.
(c)    Section 6.19(c) of the Disclosure Schedules contains a list of all real property owned by the Companies and their respective Subsidiaries (such real property, together with such Company’s or its Subsidiary’s right, title and interest in all buildings, improvements, facilities, systems and fixtures thereon and all water rights, easements, rights and other appurtenances thereto, the “Owned Real Property”). Each Company or its Subsidiary, as applicable, has good and marketable fee simple title to all Owned Real Property.
(d)    Section 6.19(d) of the Disclosure Schedules contains a list of all option agreements pursuant to which the Companies or their respective Subsidiaries have an option to purchase, lease, license, or otherwise occupy the real property described therein (collectively, the “Option Agreements”). Each of the Options Agreements is valid and in full force and effect, and there is no breach, default, or event of default by any of the Companies or their respective Subsidiaries under the Option Agreements, and there is no occurrence, condition or act that, with the giving of notice, the passage of time or the happening of a further event or condition would become a default or event of default by any of the Companies or their respective Subsidiaries under the Option Agreements or would permit the termination, modification or acceleration of any payments due thereunder. All amounts due and payable under the Option Agreements have been timely paid in full.
(e)    No Company or Subsidiary of a Company has granted to any other Person any right to use or occupy all or any portion of any Owned Real Property or any Leased Real Property. There is no Person in possession of any Owned Real Property or Leased Real Property other than a Company or its Subsidiary. Neither the Companies nor any of their respective Subsidiaries is a party to any contract, agreement or option to purchase or sell any real property or any interest therein. The Owned Real Property and the Leased Real Property comprise all of the real property used to conduct the business of the Companies and their respective Subsidiaries consistent in all material respects with past practices.

(f)    The Companies have made available to the Buyer copies of all existing surveys, title policies, property reports and zoning reports pertaining to the Owned Real Property and Leased Real Property that are within the Companies’ or their Subsidiaries’ possession or control.
(g)    Each Company or its Subsidiary, as applicable, has the right and authority to use and operate all of the improvements located on the Owned Real Property and Leased Real Property, subject to applicable Law and Permitted Encumbrances, and with respect to the Leased Real Property, the terms of the Leases. Such improvements are being used, occupied and maintained in all material respects by such Company or its Subsidiary, as applicable, in accordance with all applicable contracts, permits, Law, insurance requirements, and easements, restrictions, building setback lines, covenants and reservations of record. Certificates of occupancy and all other material permits required by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property, if any, have been issued for such Company’s or its Subsidiary’s occupancy of each of such improvements, and all such permits, if any, have been paid for and are in full force and effect.
(h)    No material casualty has occurred with respect to the improvements located on any of the Owned Real Property or Leased Real Property which remains unremedied.
(i)    There are adequate sanitary and storm sewer, public water, gas, electrical, cable, telephone and other utilities and facilities on the Owned Real Property and Leased Real Property for the operation of the business as currently conducted thereon, and no Company or its Subsidiary has received notice from any provider of such services of any changes required to any facilities used in connection with such utilities. There are no pending or threatened moratoria or restrictions that are reasonably likely to adversely affect the cost or availability of any public utilities used in the business. Copies of all utility service and distribution agreements to the extent existing have been made available to the Buyer. No royalty payments or commissions are due by any Company or any of its Subsidiaries with respect to the installation, service or other requirements of any utility related agreement.
6.20    Customers and Suppliers.
(a)    Section 6.20(a) of the Disclosure Schedules lists the ten largest customers (measured by aggregate dollar volume of purchases) of the Companies and their respective Subsidiaries during the periods beginning (i) January 1, 2018 and ending on December 31, 2018 and (ii) January 1, 2019 and ending on October 31, 2019. No Company or its Subsidiary has received any notice or has any knowledge that any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of any Company or its Subsidiary or (B) has sought, or is seeking, to reduce the price it will pay for the products or services of any Company or its Subsidiary.
(b)    Section 6.20(b) of the Disclosure Schedules lists the ten largest suppliers (measured by aggregate dollar volume of sales) of the Companies and their respective Subsidiaries during the periods beginning (i) January 1, 2018 and ending on December 31, 2018 and (ii) January 1, 2019 and ending on October 31, 2019. No Company or its Subsidiary has received notice or has any knowledge that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to such Company or its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to such Company or its Subsidiaries, subject to general and customary price increases.

6.21    Accounts Receivable; Accounts Payable.
(a)    All accounts receivable reflected on the Latest Balance Sheets or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, all such accounts receivable will be collected in full, without any set-off, in the ordinary course of business consistent with past practice. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract or agreement with any obligor of any accounts receivable related to the amount or validity of such accounts receivable.
(b)    All accounts payable and notes payable by the Companies and their respective Subsidiaries to third parties have arisen in the ordinary course of business, and no such account payable or note payable is delinquent more than ninety days in its payment as of the date of this Agreement.
6.22    Affiliate Transactions. Except as set forth in Section 6.22 of the Disclosure Schedules or the arrangements that will be canceled, retired, paid off or otherwise extinguished prior to the Closing:
(a)    No Related Party of the Sellers, the Companies or their respective Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that any Company or any of its Subsidiaries uses or has used in or pertaining to their business; or (iii) has or has had any business dealings or a financial interest in any transaction with any Company or any of its Subsidiaries or involving any assets or property of any Company or any of its Subsidiaries; and
(b)    Except for this Agreement, there are no contracts or agreements by and between any Company or any of its Subsidiaries, on the one hand, and any Related Party of any Seller, Company or any of its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from any Company or any of its Subsidiaries (including contracts and agreements relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).
6.23    Inventory. Except as set forth in Section 6.23 of the Disclosure Schedules, (a) since the date of the Latest Balance Sheets, the Inventory of the Companies and their respective Subsidiaries has been maintained in the ordinary course of business; (b) all of the Inventory recorded on the Latest Balance Sheets consists of items of a quality usable or saleable in the normal course of business consistent with past practices and are in quantities sufficient for the normal operation of the business of the Companies and their respective Subsidiaries in accordance with past practice; (c) the Inventory of the Companies and their respective Subsidiaries is of a quality and quantity sufficient to enable the Companies and their respective Subsidiaries to carry on the business of the Companies and their respective Subsidiaries as presently conducted; and (d) none of the Inventory of the Companies and their respective Subsidiaries is obsolete, damaged, defective or slow-moving, except in each case for obsolete, damaged, defective or slow-moving items that have been properly written off or written down or for which adequate reserves have been appropriately established as reflected on the Latest Balance Sheets in accordance with GAAP. All Inventory of the Companies and their respective Subsidiaries is free and clear of all Encumbrances (other than Permitted Encumbrances), and all Inventory of the Companies and their respective Subsidiaries is held at the Owned Real Property or Leased Real Property and no such Inventory is held on a consignment basis.
6.24    Bank Accounts. Section 6.24 of the Disclosure Schedules sets forth the following information with respect to each bank account or safe deposit box held by the Companies and their respective Subsidiaries: (a) the name of the bank or financial institution; (b) the account number; and (c) the list of Persons authorized to sign or draw upon such account or access such safe deposit box.
6.25    Product Liability.
(a)    Each product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, any Company or any of its Subsidiaries in the last five (5) years has, in all material respects, been produced, delivered and distributed in conformity with all applicable contractual commitments and all Laws relating to product safety and related matters, and all express and implied warranties with respect thereto. In the past five (5) years, there have been no recalls (whether voluntary or compulsory) of any of the products produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, any Company or any of its Subsidiaries. No Company or its Subsidiary is currently, and has not in the past five (5) years been, subject to any product liability lawsuits or any investigation by any Governmental Authority (other than immaterial ordinary course governmental inspections or inquiries). No Company or its Subsidiary has any liability or obligation, or to the knowledge of the Companies is there any reasonable basis for any Company or any of its Subsidiaries to be subject to, any liability or obligation arising from or alleged to arise from any injury to person or property as a result of any product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of, any Company or any of its Subsidiaries.
(b)    Except as set forth on Section 6.25(b) of the Disclosure Schedules, (i) no Company or its Subsidiary makes any guaranty, warranty, right of return, right of credit or other indemnity as to any products (a “Warranty”), and there is no pending or, to the knowledge of Companies, threatened proceeding alleging any breach of any Warranty and (ii) no Company or its Subsidiary has any liability or obligation under any Warranty beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the business of the Companies and their respective Subsidiaries. Each product produced, manufactured, sold, delivered, distributed or provided by or on behalf of any Company or its Subsidiary has been produced, manufactured, sold, delivered, distributed or provided in conformity in all material respects with all Warranties made by, and all other contractual commitments of, the Companies and their respective Subsidiaries.

6.26    Trade Controls; Absence of Corrupt Practices. The Companies and their respective Subsidiaries and, with respect to the business of the Companies and their respective Subsidiaries, the Sellers are in compliance in all material respects with all applicable Customs and International Trade Laws, and at no time during the past five (5) years have the Companies and their respective Subsidiaries or, with respect to the business of the Companies and their respective Subsidiaries, the Sellers committed any violation of any applicable Customs and International Trade Laws, and, to the knowledge of the Companies, there are no unresolved investigations or claims concerning any liability of any Company or its Subsidiary with respect to any such requirements of Law. Without limiting the foregoing, no Company or its Subsidiary has received any written (or, to the knowledge of the Companies, oral) notice that any Company or its Subsidiary is subject to any civil or criminal investigation, audit or other inquiry involving or otherwise relating to any alleged or actual violation of the Customs and International Trade Laws. Without limiting the foregoing, none of the Companies, their Subsidiaries, the Sellers or any Person acting on any of their behalves: (a) is or has been at any time during the past five (5) years a Person, or owned or controlled directly or indirectly by or acting on behalf of a Person, that is or was at that time identified on any restricted person list of any Governmental Authority, including (i) the OFAC’s Specially Designated Nationals and Blocked Persons List or any other list maintained by the OFAC, (ii) the Denied Persons List Entity List and the Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security, (iii) the U.S. Department of State’s Debarred List, and (iv) the lists maintained by the U.S. Department of State of Persons subject to sanctions by the U.S. Government for engaging in activities relating to proliferation or Iran (the lists identified in clauses (i)-(iv) above, collectively, the “Restricted Person Lists”); (b) has (i) violated any Customs and International Trade Laws or (ii) engaged in any activities with (A) Persons owned or controlled directly or indirectly by, or acting on behalf of, a government instrumentality of Cuba, Iran, Sudan, or Syria; or (B) Persons identified on any Restricted Person List. Furthermore, to the knowledge of the Companies, there are no pending investigations or inquiries, including by any Governmental Authority, relating to compliance with, or unresolved questions or claims concerning any liability of any Company or any of its Subsidiaries with respect to any applicable Customs and International Trade Laws. During the past five (5) years, none of the Companies, their Subsidiaries, the Sellers or Person acting on any of their behalves has offered, authorized or provided in connection with the business of the Companies and their respective Subsidiaries any unlawful payments or unlawful gifts, either directly or indirectly, to any Person, including any government officials or employees of any Governmental Authority. During the past five (5) years, the Companies and their respective Subsidiaries and, with respect to the business of the Companies and their respective Subsidiaries, the Sellers, are in compliance in all respects with, and have complied at all times with, all applicable anti-corruption requirements of Law, including the U.S. Foreign Corrupt Practices Act and similar requirements of Law of those countries in which the business is operated, and to the knowledge of Companies, there are no unresolved investigations or claims concerning any liability of any Company or any of its Subsidiaries or, with respect to the business of the Companies and their respective Subsidiaries, any Sellers with respect to such requirements of Law. The Companies and their respective Subsidiaries and, with respect to the business of the Companies and their respective Subsidiaries, the Sellers, are currently in material compliance with, and has complied at all times with, the applicable provisions of all requirements of Law relating to anti-money laundering.

6.27    NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE SELLERS, THE COMPANIES OR THEIR RESPECTIVE RELATED PARTIES MAKES ANY REPRESENTATION OR WARRANTY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, IN RESPECT OF THE SELLERS, THE COMPANIES OR THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE BUYER IS ACQUIRING THE SECURITIES, THE COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES AND THEIR UNDERLYING ASSETS, BUSINESSES AND LIABILITIES (WHETHER KNOWN OR UNKNOWN AND WHETHER ACCRUED OR NOT ON THE FINANCIAL STATEMENTS OF THE COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES) ON AN “AS IS, WHERE IS” BASIS AFTER GIVING EFFECT TO THE TERMS CONTAINED HEREIN. FOR GREATER CERTAINTY, EXCEPT AS CONTEMPLATED IN SECTION 2.3, THERE WILL BE NO ADJUSTMENTS TO THE PURCHASE PRICE TO REFLECT ANY CHANGE IN THE FINANCIAL CONDITION OF THE COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES AS AT THE CLOSING DATE.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers that the statements in this Article VII are correct.
7.1    Organization and Power. The Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby to which the Buyer is a party and to perform its obligations hereunder and thereunder.
7.2    Authorization and Enforceability. The execution, delivery and performance by the Buyer of this Agreement and all of the other agreements and instruments contemplated hereby to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Buyer and no other limited liability company act or proceeding on the part of the Buyer, its manager or member is necessary to authorize the execution, delivery or performance of this Agreement or any other agreement or instrument contemplated hereby or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

7.3    No Violation. Other than compliance with any applicable requirements of the HSR Act, the execution and delivery by the Buyer of this Agreement and all of the other agreements and instruments contemplated hereby to which the Buyer is or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Buyer do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a violation or default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the Buyer’s or the Companies’ capital stock, property or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, result in the loss of any benefit pursuant to, or (e) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with or any other action by or in respect of, any third party or any Governmental Authority pursuant to, (i) the Buyer’s charter documents, by-laws or other constituent documents, as applicable, (ii) any Law to which the Buyer is subject, or (iii) any material agreement, instrument, license, permit, order, judgment or decree to which the Buyer is subject, with only such exceptions in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement.
7.4    Governmental Authorities and Consents. Other than compliance with and filings under the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, or any other action by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other agreement or instrument contemplated hereby by the Buyer or the consummation by the Buyer of the transactions contemplated hereby or thereby.
7.5    Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Buyer’s knowledge, threatened against or affecting the Buyer, at law or in equity, or before or by any federal, state, provincial, municipal or other Governmental Authority which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.
7.6    Brokerage. The Buyer shall pay, and hold the Seller harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates.
7.7    Independent Investigation. The Buyer acknowledges (for itself and on behalf of its Affiliates and representatives) that, as of the date hereof, the Buyer and its Affiliates and representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Companies and their respective Subsidiaries that the Buyer and its Affiliates and representatives, as of the date hereof, have requested to review and (ii) the Data Room, and (b) have had full opportunity to meet with the management of the Companies and their respective Subsidiaries and to discuss the business and assets of the Companies and their respective Subsidiaries. The Buyer further acknowledges (for itself and on behalf of its Affiliates and representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Companies and their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Buyer and its Affiliates and representatives have relied on the results of its own independent investigation and the representations, warranties, covenants and agreements contained in this Agreement. The Buyer further acknowledges that it is a sophisticated purchaser and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.
7.8    Financial Capability. The Buyer has sufficient funds to pay all obligations of the Buyer and its Affiliates hereunder or incurred in connection with the transactions contemplated hereby, including (i) the amounts payable pursuant to Article II, including amounts necessary to discharge fully the then-outstanding balance and other monetary obligations in respect of all Payoff Indebtedness of the Companies and their respective Subsidiaries and the Company Transaction Expenses, and (ii) all of the out-of-pocket costs and expenses of the Buyer and its Affiliates arising from the transactions contemplated by this Agreement.
7.9    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, (a) the Buyer and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) the assets of each of the Buyer and its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries.
7.10    Purchase for Investment. The Buyer is acquiring the Securities sold under this Agreement for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, in violation of any federal or state securities Laws. The Buyer has been advised and understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the grounds that no distribution or public offering of the Securities is to be effected, and that in this connection, the Sellers are relying in part on the representations of the Buyer set forth in this Agreement. The Buyer has been further advised and understands that no public market now exists for the Securities or any of the other securities issued by the Companies or their Subsidiaries and that a public market may never exist for the Securities. The Buyer is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D of the Securities Act). The Buyer acknowledges and agrees that the Securities acquired hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Laws, except pursuant to an exemption from such registration. The Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

ARTICLE VIII

TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by the mutual written consent of the Buyer, on the one hand, and the Sellers (each for itself and on behalf of the Companies), on the other hand;
(b)    by the Buyer, if there has been a misrepresentation or a breach of warranty or a breach of a covenant by the Sellers or the Companies in the representations and warranties or covenants set forth in this Agreement (which in the case of any breach which is curable has not been cured within thirty (30) days after written notification thereof by the Buyer to the Sellers’ Representative), such that the conditions set forth in Article III would not be satisfied; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if it is then in material breach of this Agreement;
(c)    by the Sellers (for themselves and on behalf of the Companies), if there has been a misrepresentation or a breach of warranty or a breach of a covenant by the Buyer in the representations and warranties or covenants set forth in this Agreement (which in the case of any breach which is curable has not been cured within thirty (30) days after written notification thereof by the Sellers’ Representative to the Buyer), such that the conditions set forth in Article III would not be satisfied; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if any of the Sellers are then in material breach of this Agreement;
(d)    by the Buyer if the Closing shall not have occurred by February 28, 2020 (the “End Date”); provided, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Buyer’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
(e)    by the Sellers (for themselves and on behalf of the Companies) if the Closing shall not have occurred by the End Date; provided, that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if the Companies’ or the Sellers’ material breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
In the event of termination by the Buyer or the Sellers (for themselves and on behalf of the Companies) pursuant to this Section 8.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other Parties.
8.2    Effect of Termination.
(a)    In the event of termination of this Agreement by either the Buyer or the Sellers (for themselves and on behalf of the Companies) as provided above, this Agreement shall forthwith terminate and have no further force or effect (other than Article I (Certain Definitions), this Section 8.2 and Article XI (Miscellaneous), which shall survive the termination of this Agreement) without any liability or obligation on the part of any Party, (i) other than liabilities and obligations under the Confidentiality

Agreement and (ii) except that no such termination shall relieve any Party from any liability for losses resulting from any knowing and intentional breach of this Agreement. For purposes of clarification, the Parties agree that if all of the closing conditions set forth in Article III have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), but (1) the Buyer fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.2(a), such failure or refusal to close shall be deemed to be a knowing and intentional breach of this Agreement by the Buyer or (2) the Sellers fail to complete the Closing within three (3) Business Days following the date the Closing would have occurred pursuant to Section 2.2(a), such failure or refusal to close shall be deemed to be a knowing and intentional breach of this Agreement by the Sellers.
(b)    Nothing in this Section 8.2 shall limit the right of the Parties to bring or maintain any claim, action or proceeding for injunction, specific performance or other equitable relief as provided in Section 11.13 with respect to those provisions of this Agreement that survive termination.
ARTICLE IX

ADDITIONAL AGREEMENT AND COVENANTS
9.1    Acknowledgement by the Buyer.
(a)    The Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies and their respective Subsidiaries as contemplated hereunder. The Buyer has undertaken to its satisfaction such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, including without limitation an independent investigation and verification of the financial condition, results of operations, assets, properties, liabilities and prospects of the Companies and their respective Subsidiaries. The Buyer acknowledges that the Sellers have given the Buyer complete and open access to the key employees, documents and facilities of the Companies and their respective Subsidiaries. The Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. In making its determination to proceed with the transactions contemplated by this Agreement, the Buyer (i) has relied solely on the results of its own investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in Article V and the Companies expressly and specifically set forth in Article VI, as qualified by the Disclosure Schedules, and (ii) has not relied on the accuracy or completeness of any other information, representation or warranty provided to (or otherwise acquired by) the Buyer or any of its Related Parties. The representations and warranties of the Sellers expressly and specifically set forth in Article V and the Companies expressly and specifically set forth in Article VI, in each case as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind of the Sellers, the Companies or any of their respective Related Parties in connection with the transactions contemplated by this Agreement, and all other representations, warranties, and statements (including by omission) of any kind or nature, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning the Sellers, the Companies or their respective Affiliates or in connection with the transactions contemplated by this Agreement, are specifically waived by the Buyer and disclaimed by the Sellers, the Companies and each of their respective Related Parties, including, for the avoidance of doubt, any representation or warranty with respect to the historical or future financial or other condition, results of operations, assets, properties or liabilities of the Companies and their respective Subsidiaries, the quality, quantity, merchantability, fitness for a particular purpose, conformity to samples or other condition of the assets of the Companies and their respective Subsidiaries, or the accuracy or completeness of any other information provided to (or otherwise acquired by) the Buyer or any of its Related Parties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V AND THE COMPANIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE VI, IN EACH CASE AS QUALIFIED BY THE DISCLOSURE SCHEDULES, THE BUYER IS ACQUIRING THE SECURITIES AND THE COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES AND THEIR UNDERLYING ASSETS, BUSINESSES AND LIABILITIES (WHETHER KNOWN OR UNKNOWN AND WHETHER ACCRUED OR NOT ON THE FINANCIAL STATEMENTS OF THE COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES) ON AN “AS IS, WHERE IS” BASIS.
(b)    None of the Sellers, the Companies or any Related Party thereof, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation (indemnification or otherwise) to the Buyer or any of its Related Parties resulting from (nor shall the Buyer or any of its Related Parties have any claim with respect to) the distribution to the Buyer or its Related Parties, or the Buyer’s or its Related Parties’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to the Buyer or any of its Related Parties, whether through the Data Room or presentations (including, for the avoidance of doubt, any “management presentations”) or otherwise, in expectation of, or in connection with, the transactions contemplated by this Agreement, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether in contract or tort, at law or in equity, or otherwise.
(c)    Without in any way limiting the generality of the foregoing, the Buyer acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information), that no representations, warranties or statements (including by omission) of any kind are being made with respect thereto, that neither the Buyer nor any of its Related Parties is relying thereon, and that the Buyer and its Related Parties shall have no claim against anyone with respect thereto.
9.2    Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and/or effectuate the transactions contemplated by this Agreement.

9.3    Employees and Employee Benefits. Within five (5) days prior to the Closing Date, the Sellers shall deliver an updated version of Section 6.13(a) of the Disclosure Schedules.
(a)    Salary and Wages. Effective as of the Closing and continuing for a period of at least one (1) year thereafter, the Buyer will cause the Companies and their respective Subsidiaries to provide each employee of a Company or its Subsidiary as of immediately prior to the Closing, including each such employee on medical, disability, family or other leave of absence (each, a “Retained Employee”) who remains employed with such Company or such Subsidiary, at least the same base wages, annual base salary and annual rate of cash bonus potential in effect immediately prior the Closing Date to the extent permitted by applicable Law. Nothing in this Section 9.3(a) shall obligate the Buyer or the Companies and their respective Subsidiaries to continue the employment of any such Retained Employee for any specific period.
(b)    Transaction Success Bonus. In addition to the Buyer’s obligations under Section 9.3(a), the Buyer agrees to make the transaction success bonus payments described on Section 1.1(a) of the Disclosure Schedules to the Retained Employees identified thereon. Prior to the Closing, Sellers shall have the right, from time to time, to supplement, modify or update Section 1.1(a) of the Disclosure Schedule in Sellers’ discretion. The Buyer shall make each such transaction success bonus payment less all required and authorized deductions and withholdings. If a Retained Employee’s employment is terminated for Cause or such Retained Employee voluntarily resigns, any unpaid installments of such Retained Employee’s transaction success bonus will be forfeited. If a Retained Employee is terminated without Cause, or if such Retained Employee’s employment is terminated as a result of death or disability, any unpaid installments of the transaction success bonus will be paid to such Retained Employee by Buyer in full in a lump sum upon termination. In addition, if a Retained Employee retires at age 65 or older and such Retained Employee has completed at least one (1) year of service with the Buyer, the Companies or their respective Affiliates after the Closing, any unpaid installments of such transaction success bonus will be paid by the Buyer to such Retained Employee in full in a lump sum upon such Retained Employee’s retirement. If for any reason a transaction success bonus is forfeited by a Retained Employee, or if the Buyer does not, or will not, make a payment described on Section 1.1(a) of the Disclosure Schedules, the Buyer shall promptly notify the Sellers’ Representative and pay such amount to Sellers’ Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative for distribution to each Seller in accordance with such Seller’s Pro Rata Share as set forth on Exhibit A. For the avoidance of doubt, the payments described on Section 1.1(a) of the Disclosure Schedules shall not be counted towards the Buyer’s bonus payment obligations in Section 9.3(a). Nothing in this Section 9.3(b) shall obligate the Buyer, the Companies and their respective Subsidiaries to continue the employment of any such Retained Employee for any specific period.
(c)    Employee Benefits. As of the Closing Date and for a period of at least one (1) year thereafter, to the extent permitted by applicable Law, the Buyer shall provide, or shall cause the Companies and their respective Subsidiaries to provide, each Retained Employee with employee benefits (including severance benefits) that are substantially comparable in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date. Effective as of the Closing Date, the Buyer shall cause the Companies and their respective Subsidiaries to honor in accordance with their terms, all Benefit Plans of the Companies and their respective Subsidiaries as in effect immediately prior to the Closing that are applicable to any current or former employees or directors of the Companies or any of their respective Subsidiaries. Nothing set forth in this Section 9.3 is intended to or shall (i) be treated as an amendment of any particular Benefit Plan or employee benefit plan of the Buyer or any its Affiliates, (ii) prevent the Buyer or its Affiliates from amending or terminating any of their employee benefit plans or, after the Closing Date, any Benefit Plan in accordance with its terms or (iii) prevent the Buyer or its Affiliates, after the Closing Date, from terminating the employment of any employee of the Companies or their respective Subsidiaries or changing any terms and conditions of their employment.
(d)    Employee Service Credit. The Buyer (i) shall give, or cause the Companies and their respective Subsidiaries to give, each Retained Employee under any Benefit Plan that covers the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, credit for purposes of eligibility for and vesting of benefits for the Retained Employee’s service with any of Companies or their respective Subsidiaries, as applicable, prior to the Closing Date to the same extent recognized under the applicable comparable Benefit Plans immediately prior to the Closing Date and to the extent such recognition does not result in a duplication of benefits, (ii) shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing welfare benefits (including medical, dental, vision, life insurance, short-term disability, long‑term disability insurance and long‑term care insurance) without regard to preexisting‑condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Benefit Plans immediately prior to the Closing Date, and (iii) if any of the Benefit Plans are terminated prior to the end of the plan year that includes the Closing Date, shall use commercially reasonable efforts to credit the Retained Employee with any expenses that were covered by the Benefit Plans for purposes of determining deductibles, co‑pays and other applicable limits under any similar replacement plans.
(e)    Vacation Pay and Personal Holidays. The Buyer shall cause the Companies and their respective Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.
(f)    Effective as of no later than the day immediately preceding the Closing Date, Industries shall take all actions necessary to terminate the Companies’ participation as participating employers in the AGC Southwest Chapters 401(k) Plan so that no contributions are made to such plan for any payroll date ending on or after the Closing Date. The Sellers shall provide proof of such termination of participation to the Buyer prior to the Closing Date. As soon as practicable after the Closing Date, and to the extent not prohibited under applicable Law, the Buyer shall take all action necessary to provide that each Retained Employee may elect to rollover his or her full account balance (including cash, notes (in the case of loans) or a combination thereof) from the AGC Southwest Chapters 401(k) Plan to a tax-qualified defined contribution plan established or designated by the Buyer.

(g)    No Third Party Beneficiaries. The provisions of this Section 9.3 are solely for the benefit of the Parties, and no current or former employee, officer, director or consultant, or any other individual or entity associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 9.3. In no event shall the terms of this Agreement be deemed to confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Buyer or any of its Subsidiaries, or constitute an amendment to any Benefit Plan or create an employment agreement with any individual.
9.4    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Closing Date, the Companies shall, and the Buyer shall cause the Companies and their respective Subsidiaries to, indemnify and hold harmless the present and former officers, directors, managers, partners or similar functionaries of the Companies and their respective Subsidiaries in respect of acts or omissions occurring on or prior to the Closing Date to the extent provided under the organizational or constituent documents of the Companies and their respective Subsidiaries in effect on the date hereof.
(b)    Prior to or simultaneously with the Closing, the Sellers shall, or shall cause the Companies to purchase, at the Buyer’s cost and expense, from an insurance carrier with the same or better credit rating as the current insurance carrier of the Companies and their respective Subsidiaries with respect to directors’ and officers’ liability insurance, a prepaid insurance policy (i.e., “tail coverage”) which provides “directors and officers” insurance coverage for each of the individuals who were officers, directors, managers, partners or similar functionaries of any of the Companies or their respective Subsidiaries at or prior to the Closing on no less favorable terms (including in amount and scope) as the policy or policy(ies) maintained by the Companies and their respective Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate claims reporting or discovery period of not less than six (6) years from and after the Closing Date with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policy the “D&O Tail Policy”); provided that in no event shall the annual premium for the D&O Tail Policy exceed three hundred percent (300%) of the most recent aggregate annual premium allocation of the Companies and their respective Subsidiaries; and provided further that if the annual premium of such insurance coverage exceeds such amount, the Buyer shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.
(c)    For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Companies and their respective Subsidiaries to, amend, repeal or otherwise modify any provision in the certificate of incorporation or by-laws (or equivalent governing documents) of the Companies and their respective Subsidiaries relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the Parties hereto that the current and former officers, directors, partners, managers and similar functionaries of any of the Companies and their respective Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the extent provided under each governing document of the Companies and their respective Subsidiaries in effect on the date hereof. The Buyer agrees and acknowledges that this Section 9.4 shall be binding on the Buyer’s successors and assigns.
(d)    If the Buyer, the Companies or any of their respective Subsidiaries or any successor or assign of any of the foregoing (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that successors and assigns of the Buyer, the Companies or such Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 9.4.
(e)    Notwithstanding anything in this Agreement to the contrary, if on or prior to the sixth (6th) anniversary of the Closing, any claim, action, suit, proceeding or investigation (whether arising before, on or after the Closing Date) is made against any individual who was an officer, director, partner, manager or similar functionary of any of the Companies or their respective Subsidiaries at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, the provisions of this Section 9.4 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(f)    The provisions of this Section 9.4 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 9.4 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 9.4 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director, partner, manager or similar functionary of the Companies or any their respective Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
9.5    Certain Access Provisions.
(a)    For a period of five (5) years after the Closing Date, the Buyer shall preserve and retain, and the Buyer shall cause the Companies and their respective Subsidiaries to preserve and retain and maintain, in an accessible form, all corporate, accounting, legal, auditing or other books and records of the Companies and their respective Subsidiaries relating to the conduct of the business and operations of the Companies and their respective Subsidiaries prior to the Closing Date; provided, however, that the Buyer shall preserve, retain and maintain, and shall cause the Companies and their respective Subsidiaries to preserve and retain, in an accessible form, all Tax books and records until the later of (i) the fifth (5th) anniversary of the Closing Date and (ii) six (6) months after the last date required for retention of such books and records under applicable Law.
(b)    After the Closing Date, upon reasonable advance written notice, the Buyer shall cause the Companies and their respective Subsidiaries to permit the Sellers (and any Seller’s counsel, advisors, agents or other representatives) to have reasonable access during normal business hours, to inspect and copy (including in electronic form) all materials referred to in this Section 9.5 as is reasonably necessary to facilitate the resolution of any claims made by or against or incurred by the Sellers or any of their respective Affiliates after the Closing or for any other reasonable business purpose. Nothing in this Section 9.5 shall obligate the Buyer to take any action that would (i) unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations, (ii) jeopardize any attorney-client privilege, protection under the work product doctrine or other legal privilege of such Party or any of its Affiliates, (iii) violate any applicable Law or (iv) breach any duty of confidentiality or other obligation owed to any Person.
9.6    Notification. Each of the Buyer and the Sellers shall promptly notify the other of:
(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(c)    any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened in writing against, relating to or involving or otherwise affecting the Sellers, the Buyer or their respective Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed on the Disclosure Schedules or pursuant to Section 7.5, as applicable, or that relate to the consummation of the transactions contemplated by this Agreement;
provided, however, that the delivery of any notice pursuant to this Section 9.6 shall not limit any of the representations and warranties set forth in this Agreement or the remedies available hereunder to the Parties.
9.7    Certain Consents. The Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which one or more of the Companies or their respective Subsidiaries is a party and that such consents have not been obtained and may not be obtained. The Buyer agrees that none of the Companies or their respective Subsidiaries or the Sellers shall have any obligation or liability whatsoever to the Buyer (and the Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right or benefit under any such contract or other agreement as a result thereof. The Buyer further agrees that no representation, warranty or covenant of the Companies or the Sellers contained herein shall be breached or deemed breached and no condition of the Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or benefit or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right or benefit.
9.8    Tax Matters.
(a)    Preparation and Filing of Tax Returns.
(i)    The Companies shall prepare and timely file all Tax Returns of the Companies or any of their respective Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date. Unless otherwise required by Law, none of the Buyer or any of its Affiliates shall (or shall cause or permit any other Person to) (A) except as otherwise provided in this Section 9.8, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Companies or any of their respective Subsidiaries with respect to any Pre-Closing Tax Period; (B) make any Tax election not otherwise permitted by this Agreement that has retroactive effect to any Pre-Closing Tax Period (or portion thereof); (C) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Companies or any of their respective Subsidiaries for a Pre-Closing Tax Period; or (D) enter into or initiate any voluntary disclosure agreement with any taxing authority regarding any Tax or Tax Returns of the Companies or any of their respective Subsidiaries for a Pre-Closing Tax Period, in each case, without the prior written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed.
(ii)    Subject to Section 9.8(b), the Buyer shall prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns with respect to the Companies and their respective Subsidiaries that are required to be filed following the Closing Date. The Sellers shall be responsible for all Taxes that are shown as due on any such Tax Return filed by the Buyer relating to any Pre-Closing Tax Period. No later than five (5) Business Days prior to the due date of any such Tax Return, the Sellers’ Representative shall pay to the Buyer, on behalf of the Sellers, the amount of Taxes that are the Sellers’ responsibility with respect to such Tax Return under the prior sentence.
(iii)    Any Tax Return of the Companies or any of their respective Subsidiaries to be prepared and filed after the Closing Date for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return to the extent permissible under applicable Law. Each of the Parties agrees that the Transaction Tax Deductions shall be allocated to Pre-Closing Tax Periods to the maximum extent allowable by applicable Law. The Buyer shall provide the Sellers’ Representative with a draft Tax Return for any such taxable period (and such additional information regarding such Tax Return as may reasonably be requested by the Sellers’ Representative) at least fifteen (15) days prior to the filing of such Tax Return, except that in the case of a Tax Return due within ninety (90) days following the Closing Date, the copy shall be provided to the Seller’s Representative within ten (10) days prior to the filing. The Buyer shall consider in good faith any comments of the Sellers’ Representative to such Tax Return, and shall not file any such Tax Return without the prior written consent of the Sellers’ Representative, not to be unreasonably withheld, conditioned or delayed. The Buyer and the Sellers’ Representative shall use good faith efforts to resolve any dispute regarding the preparation of Tax Returns after the Closing Date for Tax periods beginning before the Closing Date, prior to the date on which the relevant Tax Return is required to be filed. The Sellers shall be responsible for all Taxes that are shown as due on any such Tax Return filed by the Buyer relating to any Pre-Closing Tax Period. No later than five (5) Business Days prior to the due date of any such Tax Return, the Sellers’ Representative shall pay to the Buyer, on behalf of the Sellers, the amount of Taxes that are the Sellers’ responsibility with respect to such Tax Return under the prior sentence.
(b)    Cooperation. The Buyer, the Companies and their respective Subsidiaries, and the Sellers shall cooperate, as reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and their respective Subsidiaries agree to retain all books and records with respect to Tax matters pertinent to the Companies and their respective Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. The Companies shall, and the Buyer shall cause the Companies to, furnish any Tax information requested by the Sellers’ Representative for inclusion in any Seller’s income Tax Returns for the period that includes the Closing Date. The Sellers shall not settle any audit in a manner that would adversely affect the Companies or of their respective Subsidiaries after the Closing Date without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed.
(c)    Allocation of Purchase Price. Within one hundred and eighty (180) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative an allocation of the purchase price (adjusted as necessary to determine the purchase price for U.S. federal income tax purposes (as so adjusted for U.S. federal income tax purposes, the “Tax Allocation Purchase Price”)) among each of the Companies, and further amongst the assets of Cherry Crawford and Selinsky (including, as applicable, the assets of their respective Subsidiaries) (the “Allocation Schedule”). The Allocation Schedule shall be determined in accordance with the purchase price allocation methodology set forth on Schedule II to this Agreement (which purchase price allocation methodology is in accordance with the general principles of Sections 338 (as applicable) and 1060 of the Code and the Treasury Regulations promulgated thereunder). Unless the Sellers’ Representative objects to the Buyer’s draft of the Allocation Schedule within thirty (30) days after receipt thereof, such Allocation Schedule shall be final. If the Sellers’ Representative objects to the Buyer’s Allocation Schedule within thirty (30) days of receipt, then the Buyer and the Sellers’ Representative shall use commercially reasonable efforts to agree, within thirty (30) days of the Sellers’ Representative’s objection to the Allocation Schedule, to an allocation of the Tax Allocation Purchase Price among the assets of the Companies (and, as applicable, the Subsidiaries of the Companies). In the event such mutual agreement cannot be achieved, the Buyer shall engage the Independent Accounting Firm to determine the Allocation Schedule, the costs of which are to be shared equally among the Buyer, on the one hand, and the Sellers, on the other hand; provided, that in determining the Allocation Schedule, the Independent Accounting Firm shall apply and be bound by the purchase price allocation methodology set forth on Schedule II to this Agreement (and may not vary from such principles). Once the Allocation Schedule is final, whether by virtue of the Sellers’s Representative’s deemed acquiescence, by express written mutual agreement among the Parties, or by calculation of the Independent Accounting Firm, neither the Buyer, any of the Sellers, nor any of their respective Affiliates shall, subject to Section 9.8(e), take any position that is inconsistent with such final Allocation Schedule (or file any Tax Returns (including amended returns and claims for refund) and information reports in a manner not consistent with the Allocation Schedule).
(d)    Tax Treatment of Acquisition of Cherry Crawford and Selinsky. The Buyer and the Sellers agree that the sale and purchase of the Securities of Cherry Crawford and Selinsky shall be treated for federal income Tax purposes, and, if applicable, any analogous state or local income Tax purposes, as a sale of the Securities of Cherry Crawford and Selinsky by the Sellers and acquisition of assets of Cherry Crawford and Selinsky from the Sellers by the Buyer, as provided in Situation 2 of IRS Revenue Ruling 99-6. The parties agree that the taxable year of each of Cherry Crawford and Selinsky will end as of the Closing Date with respect to the federal income Tax Returns of such Companies. Subject to Section 9.8(e), the Parties shall report, act and file Tax Returns in all respects and for all purposes consistent with the foregoing treatment and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment.

(e)    Tax Reporting Obligations. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the Buyer, the Sellers, and their respective Affiliates shall report, act, and file all applicable Tax Returns in all respects and for all Tax purposes consistent with (i) the final Allocation Schedule and (ii) the agreed tax reporting for the transaction described in this Agreement (including, without limitation, Section 9.8(d)), and neither the Buyer nor any of the Sellers shall take, or permit their respective Affiliates (including the Companies or any of their respective Subsidiaries) to take, a position for Tax purposes that is inconsistent with clause (i) or clause (ii) of this Section 9.8(e); provided, that this Section 9.8(e) shall not be interpreted as limiting any Party’s ability to settle, in good faith, any Tax dispute with the appropriate Governmental Authority concerning the final Allocation Schedule.
(f)    Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Companies and/or any of their respective Subsidiaries (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, none of the Companies or any of their respective Subsidiaries shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.
(g)    Certain Post-Closing Actions. The Buyer and the Sellers agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on the Buyer’s (or the applicable Company’s separate) federal income Tax Return to the extent permitted by Treas. Reg. § 1.1502-76(b)(1)(ii)(B). The Buyer agrees to indemnify the Sellers for any additional tax owed by the Sellers (or any consolidated, combined, or similar group of which the Seller is a member) resulting from any transaction engaged in by the Companies or any of their respective Subsidiaries not in the ordinary course of business occurring on the Closing Date after the Closing, except to the extent such Tax is an Indemnified Tax or results from one of the representations in Section 6.16 being untrue.
(h)    Pre-Closing Tax Indemnity. Notwithstanding anything to the contrary stated elsewhere in this Agreement, the Sellers, jointly and severally, shall indemnify, defend, and hold harmless, the Buyer, the Companies, and their respective Affiliates against any and all Indemnified Taxes. The indemnification required hereunder for Indemnified Taxes shall be made by prompt payment by the Sellers’ Representative, on behalf of the Sellers, as and when the Sellers’ Representative is notified of the amount of such Taxes by the Buyer (or its Affiliate). Notwithstanding anything to the contrary stated elsewhere in this Agreement, the obligations of the Sellers (including the Sellers’ Representative) under this Section 9.8(h) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including extensions).

(i)    Sellers’ Representative Consent. Without the written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer and the Companies shall not, and shall cause their respective Affiliates not to, (A) extend or waive, or cause to be extended or waived, or permit the Companies to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period (provided that, notwithstanding anything to the contrary in this Section 9.8(i) or elsewhere in this Agreement, the Buyer may, on behalf of any of the Companies, and without the consent of any of the Sellers (or the Sellers’ Representative), extend or waive, or cause to be extended or waived, and permit the Companies to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency (including a Tax or deficiency related to a Pre-Closing Tax Period) in the ordinary course of business (including, without limitation, by obtaining an ordinary course extension with respect to a Tax Return filing obligation)), (B) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period, (C) initiate any voluntary disclosure or other communication with any taxing authority relating to any actual or potential Tax payment or Tax Return filing obligation of the Companies for any Pre-Closing Tax Period, or (D) take any action on or after the Closing Date that would result in any liability with respect to Taxes to the Sellers under this Agreement or otherwise.
(j)    Contest Provisions. The Sellers’ Representative shall promptly notify the Buyer in writing upon receipt by the Sellers’ Representative, and the Buyer shall promptly notify the Sellers’ Representative in writing upon receipt by the Buyer, any of its Affiliates, or the Companies, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities of the Companies or any Seller for the Pre-Closing Tax Period (“Tax Proceeding”); provided, however, that failure to provide notice of a Tax Proceeding shall not relieve any party of its obligations pursuant to this Agreement except to the extent such party was materially prejudiced by such failure. The Buyer shall afford the Sellers’ Representative, on behalf of the Sellers, at the Sellers’ expense, the opportunity to control the conduct of any Tax Proceeding relating solely to a Pre-Closing Tax Period; provided, that the Buyer shall have, at the expense of the Buyer, the opportunity to reasonably participate in any such Tax Proceeding relating to a Pre-Closing Tax Period if such Tax Proceeding (or the outcome of such Tax Proceeding) could reasonably be expected to affect or have an impact on the Buyer, an Affiliate of the Buyer, or any of the Companies on or after the Closing Date. The Buyer (and any Affiliate of the Buyer), at the expense of the Buyer, shall have the right to control the conduct of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to a Straddle Period that might affect the Tax liabilities of any Company, the Buyer, or any Affiliate of Buyer; provided, that the Sellers’ Representative shall have, at the expense of the Sellers, the opportunity to reasonably participate in any such audits, examinations or assessments relating to a Straddle Period if such audits, examinations or assessments (or the outcome of such audits, examinations or assessments) could reasonably be expected to have an adverse impact on the Sellers. Neither the Buyer nor the Sellers’ Representative shall settle, compromise or concede any such Tax Proceeding with respect to a Pre-Closing Tax Period or any audits, examinations or assessments with respect to a Straddle Period without the written consent of the other, which such written consent shall not be unreasonably withheld, delayed or conditioned.

(k)    If the Internal Revenue Service makes an adjustment to an item of income, gain, loss, deduction, or credit of the Cherry Crawford or Selinsky (or any partner’s distributive share thereof) that would result in an “imputed underpayment” within the meaning of Section 6225 of the Code (such imputed underpayment, together with any associated interest and penalties, an “Imputed Underpayment”), then Cherry Crawford or Selinsky shall, if permitted under Section 6226 of the Code, timely and properly make the election to “push out” any adjustments to the partners, such that Cherry Crawford or Selinsky, as applicable, shall not be liable for any Imputed Underpayment resulting from such adjustments.
9.9    Non-Compete; Non-Solicit.
(a)    During the Restricted Period, each of the Sellers shall not, and shall cause its Affiliates not to, directly or indirectly in any capacity through any Person or contractual arrangement, engage in, manage, control or have any direct or indirect ownership interest in, any business anywhere in the United States, other than the Companies and their respective Subsidiaries, that engages in any business that competes with business of the Companies and their respective Subsidiaries as conducted or contemplated to be conducted on the date hereof and in the three (3) years prior to the date hereof (a “Competing Business”); provided, however, that this Section 9.9(a) shall not prevent any of the Sellers or their Affiliates from (i) holding or making investments not in excess of 2% of the outstanding securities of any publicly-traded entity regardless of whether such Person engages in a Competing Business, or (ii) purchasing, leasing, developing and selling real property containing sand reserves in accordance with Section 9.10.
(b)    During the Restricted Period, each of the Sellers, shall not and shall cause each of their respective Affiliates not to, directly or indirectly through any Person or contractual arrangement, (i) solicit for employment or hire any Person who is an employee of the Companies or their respective Subsidiaries or any Person who was employed by the Companies or their respective Subsidiaries in the past six (6) months (except for a Person whose employment was terminated by the Companies without Cause within such six (6) month period), (ii) induce or encourage any director, officer or employee of the Companies or their respective Subsidiaries to terminate his or her employment with such Company or Subsidiary, (iii) influence or attempt to influence any customers, distributors or suppliers of the Companies or their Subsidiaries to divert their business to any competitor of the Companies or in any way interfere with the relationship between any such customer, distributor or supplier and the Companies (including making any disparaging or negative statements or communications about the Companies and their business), (iv) take any action that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor, or other business associate of the Companies or their Subsidiaries from maintaining the same business relationships after the Closing as it maintained prior to the Closing, or (v) disclose, reveal, divulge or communicate to any Person other than the Companies, the Buyer or their respective Subsidiaries and their respective officers, managers, directors and employees, or use or otherwise exploit for its own benefit or the benefit of anyone other than the Companies, the Buyer or their respective Subsidiaries, any confidential or proprietary information of the Companies or their Subsidiaries; provided, that the foregoing shall not prohibit (i) a general solicitation to the public through general advertising or similar methods of solicitation not specifically directed at employees of the Companies or their Subsidiaries or (ii) the solicitation of any employee who has been terminated by any of the Companies or their Subsidiaries prior to any such solicitation. It shall not be a violation of this Section 9.9(b) for any Seller to disclose, divulge or communicate any confidential or proprietary information to the extent (A) required under applicable Law, including as a result of any judicial order or subpoena, (B) as necessary to permit Sellers to file Tax

Returns, including discussions with their representatives or (C) to defend or enforce any claim or action arising under this Agreement.
(c)    Each of the Sellers acknowledges that the covenants set forth in this Section 9.9 are an essential element of this Agreement and that any breach by any such Seller of any provision of this Section 9.9 will result in irreparable injury to the Buyer and the Companies. Each of the Sellers acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, as well as such other damages as may be appropriate. Each of the Sellers has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 9.9 are reasonable and proper to protect the legitimate interest of the Buyer.
(d)    If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 9.9 are unreasonable, it is the intention and the agreement of the Buyer and the Sellers that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the Companies and the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 9.9 because taken together they are more extensive than necessary to assure to the Companies and the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
9.10    Buyer Right of First Refusal.
(a)    During the Employment Period, Leonard Cherry will work to identify, on behalf of the Buyer and the Companies, real property containing sand or gravel reserves (any property so identified, a “Subject Property”). Upon identification of a Subject Property, Leonard Cherry will notify the Buyer of such Subject Property in writing, and the Buyer and its Affiliates will have the first right to acquire the Subject Property. If the Buyer or its Affiliates decline to acquire the Subject Property, Leonard Cherry will have the right to do so.
(b)    During the Restricted Period, Leonard Cherry may sell or lease all or any part of interests in any real property held by Leonard Cherry and his Affiliates that contain sand or gravel reserves only after he has first offered to sell or lease, as applicable, the interest to the Buyer in writing at a market rate and on and subject to market terms and conditions (a “Property Offer”). The Buyer or its Affiliates will have 30 days to accept a Property Offer by written notice to Leonard Cherry. If the Buyer or its Affiliates do not timely accept a Property Offer, the Buyer will be deemed to have declined the Property Offer. If the Buyer declines the Property Offer, Leonard Cherry may, as applicable (i) within six months thereafter lease the interest to third parties, or (ii) within twelve months thereafter sell the interest to third parties, in each case on terms equal to or more favorable to Leonard Cherry than those contained in the Property Offer. If (x) Leonard Cherry fails to enter into an agreement for the lease of such interest with third parties within six months after the Buyer declines the Property Offer, or (y) Leonard Cherry fails to enter into a contract for the sale of such interest to third parties within six months after the Buyer declines the Property Offer and thereafter to close such sale within twelve months after the Buyer declines the

Property Offer, Leonard Cherry shall not be permitted to sell or lease such interest without again complying with the terms and conditions of this Section 9.10(b).
ARTICLE X

CERTAIN POST-CLOSING MATTERS
10.1    Survival of Representations, Warranties and Covenants. The representations and warranties of the Sellers, the Companies and the Buyer contained in Article V, Article VI, and Article VII, respectively, shall terminate at, and not survive, the Closing. The covenants of the Sellers, the Companies and the Buyer contained in this Agreement shall terminate at, and not survive, the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing (including, for the avoidance of doubt, the covenants in Section 9.8(h)), which shall survive the Closing until performed in accordance with their respective terms.
10.2    Certain Waivers. Except (i) in relation to the Closing Cash Proceeds adjustment set out in Section 2.3, (ii) with respect to any claims for Fraud and (iii) the rights or obligations of any Person to the extent arising under this Agreement, including the covenants set forth herein that contemplate performance in whole or in part after the Closing and claims pursuant to Section 9.8(h) (collectively, the “Waiver Exceptions”), from and after the Closing, the Buyer hereby waives and releases to the fullest extent permitted under applicable Law, each Seller and such Seller’s Related Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against such Seller or any of such Seller’s Related Parties relating (directly or indirectly) to this Agreement or the transactions contemplated hereby (including relating to any exhibit, Disclosure Schedule or document delivered hereunder), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters. The limits imposed on the Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 10.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder. None of the Buyer, its Affiliates, and their respective officers, directors employees or agents may avoid the limitations on liability set forth in this Article X by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 10.2 shall limit the rights of the Parties to obtain specific performance of the other Parties’ obligations hereunder in accordance with Section 11.13 or the Buyer’s rights under the R&W Insurance Policy.
ARTICLE XI

MISCELLANEOUS
11.1    Press Releases and Communications. No press release or public statement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Buyer and the Sellers’ Representative, unless (a) such press release or other public statement is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement or (b) required by Law (in the reasonable opinion of counsel) in which case the Buyer and the Sellers’ Representative shall have the right to review and comment on such press release or statement prior to publication, except that each of the Companies and their respective Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Companies may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which the Companies or any of their respective Subsidiaries is a party.
11.2    Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including as provided in Sections 2.3, 4.1(b) and 9.4), all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be paid by the Party incurring such fees, costs and expenses.
11.3    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Buyer, the Sellers’ Representative and the Companies. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
11.4    Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (a) when personally delivered, (b) when sent by electronic mail (so long as a receipt of such electronic mail is requested and received and with a hard copy of such electronic mail to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid), or (d) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing by notice in accordance with this Section 11.4, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:
Notices to the Sellers’ Representative, the Sellers and the Companies (with respect to the Companies, prior to the Closing):
Leonard L. Cherry
6131 Selinsky
Houston, Texas 77048
Email:    lcherry330@aol.com

with mandatory copies to (which shall not constitute notice to the Sellers or the Companies):
Bradley Arant Boult Cummings LLP
1819 5th Avenue North
Birmingham, Alabama 35203
Attention: Frederic L. Smith, Jr.
Email: fsmith@bradley.com

Bradley Arant Boult Cummings LLP
JPMorgan Chase Tower
600 Travis Street, Suite 4800
Houston, Texas 77002
Attention: Ian Faria
Email: ifaria@bradley.com
Notices to the Buyer and the Companies (with respect to the Companies, after the Closing):
Arcosa MS2, LLC
500 N. Akard St., Suite 400
Dallas, TX 75201
Attention: Reid Essl
Email: Reid.Essl@arcosa.com

and

Arcosa, Inc.
500 N. Akard St., Suite 400
Dallas, TX 75201
Attention: Mark Elmore
E-mail:     Mark.Elmore@arcosa.com

with a mandatory copy to (which shall not constitute notice to the Buyer or the Companies):
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201
Attention: Robert Little
E-mail:     RLittle@gibsondunn.com
11.5    Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the Buyer and the Sellers; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior written consent of the Sellers, provided, further, that no assignment shall limit the assignor’s obligations hereunder.

11.6    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except to the extent named as a Party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any Party to this Agreement or of the Companies or any of their respective Subsidiaries will have any obligation or liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties to this Agreement or for any claim based upon, arising out of or related to this Agreement. Without limiting the foregoing, no claim will be brought or maintained by the Buyer, its Affiliates or representatives, or any of their respective successors or permitted assigns against any present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any Party to this Agreement which is not otherwise expressly identified as a Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
11.7    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, and upon such a holding, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
11.8    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in Article IV and/or Article V, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such matter. If the relevance of any item, information or other matter set forth in any section of the Disclosure Schedules to any other section of the Disclosure Schedules is reasonably apparent on its face, then such item, information or other matter shall be deemed to be disclosed against such other section of the Disclosure Schedules, regardless of whether such item, information or other matter is actually set forth (by cross-reference or otherwise) in such other section of the Disclosure Schedules. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business or past practice, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the Parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business or past practice for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission or agreement by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
11.9    No Third-Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Sellers’ Representative acting on behalf of, the Sellers, and the Sellers’ Representative shall have the right, but not the obligation, to enforce any obligations of the Buyer under this Agreement. Section 9.4 shall be enforceable by each of the current and former officers, directors, partners, managers or similar functionaries of the Companies and their respective Subsidiaries and their respective heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement and, for purposes of Section 9.4, each of the current and former officers, directors, partners, managers or similar functionaries of the Companies and their respective Subsidiaries and their respective heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
11.10    Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Escrow Agreement and the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
11.11    Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
11.12    Governing Law; WAIVER OF JURY TRIAL. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all suits, actions or other proceedings arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Texas (including with respect to the applicable statute of limitations), without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas. The Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the state or federal courts located in Harris County, Texas (and in each case of the appropriate appellate courts therefrom), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.4 shall be deemed effective service of process on such Party. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, SUIT, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (ii) THE TRANSACTIONS CONTEMPLATED HEREBY OR (iii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.13    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such Party is entitled at law or in equity.
11.14    Prevailing Party. Unless otherwise expressly provided herein, if there shall occur any dispute or proceeding between the Parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing Party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing Party.
11.15    Acknowledgement. Following the Closing, in any dispute or proceeding arising under or in connection with, or any other matter related to, this Agreement, the Sellers’ Representative and the Sellers and their respective Affiliates (individually and collectively, the “Seller Group”) shall have the right, at their respective election, to retain Bradley Arant Boult Cummings LLP (the “Law Firm”) to represent the Seller Group in such matter, and the Buyer hereby irrevocably waives and consents to (and will cause its Subsidiaries (including, after the Closing, the Companies and their respective Subsidiaries) to waive and consent to), any such representation in any such matter and the communication by such counsel to the Seller Group in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Companies and their respective Subsidiaries. The Buyer irrevocably acknowledges and agrees that all Attorney-Client Communications would not be subject to disclosure to the Buyer and its Affiliates in connection with any process relating to a dispute arising under or in connection with, this Agreement, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Law Firm and the Seller Group, and none of the Buyer or its Affiliates (including, after Closing, the Companies and their respective Subsidiaries) nor any Person purporting to act on behalf of or through any of the foregoing shall (a) seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Companies and or any of their respective Subsidiaries and not to the Seller, (b) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not in the Seller Group, (c) use or rely on any of the Attorney-Client Communications whether located in the records or e-mail servers of the Companies or their respective Subsidiaries, or otherwise, in any action against or involving the Parties after the Closing, or (d) assert that the privilege has been waived as to the Attorney-Client Communications that may be located in the records or e-mail servers of the Companies or their respective Subsidiaries.
11.16    No Right of Set-Off. The Buyer, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or any of its successors and permitted assigns has or may have with respect to the payment of the Closing Cash Proceeds or any other payments to be made by the Buyer pursuant to this Agreement or any other document or instrument delivered by the Buyer in connection herewith.

11.17    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal agent, fiduciary or other special relationship between the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.
11.18    Sellers’ Representative.
(a)    By approving this Agreement and the transactions contemplated by this Agreement, each Seller shall have irrevocably authorized and appointed the Sellers’ Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement, and to take any and all actions and make any decisions required or permitted to be taken by the Sellers’ Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:
(i)    give and receive notices and communications;
(ii)    authorize release to Buyer of amounts from the Purchase Price Escrow Account in satisfaction of any amounts owed to Buyer pursuant to Section 2.3;
(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.3;
(iv)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement;
(v)    make all elections or decisions contemplated by this Agreement and the Escrow Agreement;
(vi)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Sellers’ Representative in complying with its duties and obligations; and
(vii)    take all actions necessary or appropriate in the good faith judgment of the Sellers’ Representative for the accomplishment of the foregoing.
(b)    The Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as being fully binding upon such Person. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers. Any decision or action by the Sellers’ Representative hereunder, including any agreement between the Sellers’ Representative and the Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all of the Sellers and shall be final, binding and conclusive upon each such Person.

(c)    The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Seller’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Sellers’ Representative resign or be removed without the Majority Holders having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of the Sellers’ Representative. In the event of the death, incapacity, resignation or removal of the Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to the Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by the Buyer.
(d)    The Sellers’ Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved Fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Sellers’ Representative shall be conclusive evidence of good faith). The Sellers shall severally and not jointly (in accordance with their respective Pro Rata Shares), indemnify and hold harmless the Sellers’ Representative from and against, compensate the Sellers’ Representative for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Sellers’ Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, Fraud, intentional misconduct or bad faith of the Sellers’ Representative, the Sellers’ Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, Fraud, intentional misconduct or bad faith.
(e)    The provisions of this Section 11.18, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Sellers, or by operation of Law, whether by death or other event, and will be enforceable notwithstanding any rights or remedies that the Buyer or any Seller may have in connection with the transactions contemplated by this Agreement.
11.19    Buyer Guarantor.
(a)    The Buyer Guarantor hereby unconditionally, absolutely, continuingly and irrevocably guarantees to the Sellers the timely payment and performance by the Buyer of all of the obligations and liabilities of the Buyer arising under or in connection with this Agreement. The Buyer Guarantor further agrees that if the Buyer shall fail to pay in full when due any of the Buyer’s obligations hereunder, the Buyer Guarantor shall promptly pay the same, at the place and in the manner specified herein. The Buyer Guarantor’s liabilities shall in no way be impaired, affected, reduced or released by reason of (i) the failure or delay by any Seller or any other person in pursuing any remedies or recourse against the Buyer provided for in this Agreement; or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Buyer or the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, the Buyer or any of its assets.
(b)    The Buyer Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Buyer Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Buyer Guarantor of this Agreement have been duly and validly authorized by the Buyer Guarantor, and no other corporate act or proceeding on the part of the Buyer Guarantor, its board of directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer Guarantor, and this Agreement constitutes a valid and legally binding obligation of the Buyer Guarantor, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.
*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement on the date first written above.
THE BUYER:
ARCOSA MS2, LLC

By:	/s/ Reid S. Essl
Name: Reid S. Essl
Title: President

THE BUYER GUARANTOR, solely for purposes of Section 11.19:
ARCOSA MATERIALS, INC.

By:	/s/ Reid S. Essl
Name: Reid S. Essl
Title: President

Signature Page to Securities Purchase Agreement

THE COMPANIES:
CHERRY INDUSTRIES, INC.

By:	/s/ Leonard L. Cherry
Name: Leonard L. Cherry
Title: President
4601 HOLMES ROAD CORPORATION

By:	/s/ Leonard L. Cherry
Name: Leonard L. Cherry
Title: President
CHERRY CRAWFORD HOLDINGS, LTD.
By: Cherry Companies Management, Inc.
Its: General Partner

By:	/s/ Leonard L. Cherry
Name: Leonard L. Cherry
Title: President
SELINSKY ROAD HOLDINGS, LTD.
By: 4601 Holmes Road Corporation
Its: General Partner

By:	/s/ Leonard L. Cherry
Name: Leonard L. Cherry
Title: President

Signature Page to Securities Purchase Agreement

THE SELLERS:
/s/ Leonard L. Cherry
Leonard L. Cherry

LEONARD CHERRY LIFE INSURANCE TRUST
u/t/a January 28, 2016

By: /s/ Regina Sue Cherry
Regina Sue Cherry, Trustee

2019 CHERRY IRREVOCABLE TRUST
u/t/a July 8, 2019

By: /s/ Leonard Lee Cherry
Leonard Lee Cherry,
Individual Co-Trustee

ELAINE SUE STARK 2016 TRUST
u/t/a October 31, 2016

By: /s/ Elaine Sue Stark
Elaine Sue Stark, Trustee

GAYLINN KAY SVEC 2016 TRUST
u/t/a October 31, 2016

By: /s/ Gaylinn Key Svec
Gaylinn Kay Svec, Trustee

HAYLEY CHERRY WAGONER 2016 TRUST
u/t/a October 31, 2016

By: /s/ Hayley Cherry Wagoner
Hayley Cherry Wagoner, Trustee

Signature Page to Securities Purchase Agreement

THE SELLERS’ REPRESENTATIVE:
/s/ Leonard L. Cherry
Leonard L. Cherry

Signature Page to Securities Purchase Agreement

SPOUSAL CONSENT
I, Regina Sue Cherry, spouse of Leonard L. Cherry, acknowledge that I have read the Securities Purchase Agreement, dated December 12, 2019, to which this Consent is attached (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the sale of my spouse’s shares of capital stock in Cherry Industries, Inc. and 4601 Holmes Road Corporation, including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of capital stock of such corporations shall be irrevocably bound by the Agreement, and I further understand and agree that any community property interest I may have in such shares of capital stock of such corporations shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated: December 12, 2019	/s/ Regina Sue Cherry Name: Regina Sue Cherry

Signature Page to Securities Purchase Agreement